UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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[ ]	Definitive Additional Materials
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Eastman Kodak Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2017 ANNUAL MEETING
AND PROXY STATEMENT

Date of Notice: April 10, 2017

EASTMAN KODAK COMPANY
343 STATE STREET
ROCHESTER, NEW YORK 14650

NOTICE OF 2017 ANNUAL MEETING

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, May 23, 2017 at 9:00 a.m. Eastern Time, at The Benjamin, 125 East 50th Street, New York, New York 10022. You will be asked to vote on Company proposals at the Annual Meeting.

Whether or not you attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone or by mailing a proxy card or voting instruction form. We encourage you to use the internet, as it is the most cost-effective way to vote.

We look forward to seeing you at the Annual Meeting and would like to take this opportunity to remind you that your vote is very important.

Sincerely,

James V. Continenza
Chairman of the Board

NOTICE OF THE 2017 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Tuesday, May 23, 2017 at 9:00 a.m. Eastern Time, at The Benjamin, 125 East 50th Street, New York, New York 10022. We are asking our shareholders to vote on the following proposals at the Annual Meeting:

1.	Election of the nine directors named in the Proxy Statement for a term of one year or until their successors are duly elected and qualified.
2.	Advisory vote to approve the compensation of our named executive officers.
3.	Ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
4.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

If you held your shares at the close of business on March 29, 2017, you are entitled to vote at the Annual Meeting.

We follow the Securities and Exchange Commission’s “e-proxy” rules that allow public companies to furnish proxy materials to their shareholders over the internet. These rules allow us to provide you with the information you need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0235, (585) 724-4053, e-mail: shareholderservices@kodak.com.

The Annual Meeting will be accessible by the handicapped. If you require special assistance, please contact Shareholder Services.

By Order of the Board of Directors

Sharon E. Underberg
General Counsel, Secretary and Senior Vice President
Eastman Kodak Company
April 10, 2017

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 23, 2017.
The Notice of 2017 Annual Meeting and Proxy Statement and 2016 Annual Report on Form 10-K
are available at www.edocumentview.com/KODK.

PROXY STATEMENT

QUESTIONS & ANSWERS

Q.	Why am I receiving these proxy materials?
A.	Our Board of Directors (the Board) is providing these proxy materials to you on the internet, or has delivered printed versions to you by mail, in connection with Kodak’s 2017 Annual Meeting of Shareholders (the Annual Meeting), which will take place on Tuesday, May 23, 2017. As a shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement. We are making these proxy materials available to you on or about April 10, 2017.
Q.	What is included in these proxy materials?
A.	These proxy materials include:
●	Our 2016 Annual Report on Form 10-K; and
●	Notice of 2017 Annual Meeting and Proxy Statement.
If you received printed versions of the proxy materials by mail, these proxy materials also include a proxy card.
Q.	What am I voting on?
A.	The Board is soliciting your proxy in connection with the Annual Meeting to be held on Tuesday, May 23, 2017 at
9:00 a.m. Eastern Time, at The Benjamin, 125 East 50th Street, New York, New York 10022, and any adjournment or postponement thereof. You are voting on the following proposals:
	1.	Election of the nine directors named in this Proxy Statement for a term of one year or until their successors are duly elected and qualified.
	2.	Advisory vote to approve the compensation of our named executive officers.
	3.	Ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
The Board recommends you vote FOR each of the director nominees listed in Proposal 1 and FOR Proposals 2 and 3.
Q.	Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
A.	We follow the Securities and Exchange Commission’s (the SEC) “e-proxy” rules that allow public companies to furnish proxy materials to shareholders over the internet. The “e-proxy” rules remove the requirement for public companies to automatically send shareholders a full, printed copy of proxy materials and allow them instead to deliver to their shareholders a “Notice of Internet Availability of Proxy Materials” (the Notice of Internet Availability) and to provide online access to the documents. As a result, we mailed the Notice of Internet Availability to many of our shareholders on or about April 10, 2017.
The Notice of Internet Availability provides instructions on how to:
●	View our proxy materials for the Annual Meeting on the internet and vote; and
●	Request a printed copy of the proxy materials.
In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printed materials.
Q.	Why didn’t I receive a notice in the mail about the internet availability of the proxy materials?
A.	We are providing some of our shareholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice of Internet Availability.
In addition, we are providing the Notice of Internet Availability by e-mail to those shareholders who have previously elected delivery of the proxy materials electronically. Those shareholders should have received an e-mail containing a link to the website where the proxy materials are available.
Q.	Where can I view the proxy materials on the internet?
A.	We are making this Proxy Statement and voting instructions available to shareholders on or about April 10, 2017, at www.edocumentview.com/KODK. We are also making our 2016 Annual Report on Form 10-K available at the same time and by the same method. The 2016 Annual Report on Form 10-K is not a part of the proxy solicitation material and is not incorporated herein by reference.

Q.	How can I receive a printed copy of the proxy materials?
A.	Shareholder of Record. You may request a printed copy of the proxy materials by any of the following methods:
●	Telephone: within the U.S.A., U.S. territories and Canada, call toll-free at 1-866-641-4276; or outside of the U.S.A., U.S. territories and Canada, call collect at 1-781-575-3170;
●	Internet at www.envisionreports.com/KODK; or
●

E-mail at investorvote@computershare.com. Reference “Proxy Materials Eastman Kodak Company” in the subject line. In the message, include your full name and address, the number located in the shaded bar on the Notice of Internet Availability/proxy card, and state that you want to receive a paper copy of current and/or future meeting materials.

Beneficial Owner. You may request a printed copy of the proxy materials by following the instructions provided to you by your broker, trustee or nominee.
Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A.	Most of our shareholders hold their shares through a broker or other nominee (beneficial owner) rather than directly in their own name (shareholder of record). As summarized below, there are some distinctions between shareholders of record and beneficial owners.
Shareholder of Record. If your shares are registered in your name with our transfer agent, Computershare, you are considered the shareholder of record of these shares, and we are making these proxy materials available directly to you. As a shareholder of record, you have the right to give your voting proxy to our management or a third party, or to vote in person at the Annual Meeting.
Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, trustee or nominee is making these proxy materials available to you together with a voting instruction form. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares. You are also invited to attend the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee on how to vote your shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares in person at the Annual Meeting. In order to vote your shares, you must either: 1) obtain a legal proxy that gives you the right to vote the shares in person at the Annual Meeting, or 2) provide voting instructions to your broker.
Q.	Will any other matters be voted on?
A.	We are not aware of any other matters that shareholders will be asked to vote on at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the named proxies, James V. Continenza and Sharon E. Underberg, will vote for you on such matter in their discretion. New Jersey law (under which the Company is incorporated) requires that you be given notice of all matters to be voted on, other than procedural matters such as adjournment of the Annual Meeting.
Q.	How do I vote?
A.	Shareholder of Record. If you are a shareholder of record, there are four ways to vote:
●	By internet at www.envisionreports.com/KODK. We encourage you to vote this way.
●	By touch tone telephone: within the U.S.A., U.S. territories and Canada, call toll-free at 1-800-652-VOTE (8683); or outside the U.S.A., U.S. territories and Canada, call collect at 1-781-575-2300.
●	By completing and mailing your proxy card.
●	By written ballot at the Annual Meeting.
Beneficial Owner. If you are a beneficial owner, please follow the voting instructions sent to you by your broker, trustee or nominee.
Whether you are a shareholder of record or a beneficial owner, your shares will be voted as you indicate.

Q.	What happens if I do not give specific voting instructions?
A.	Shareholder of Record. If you are a shareholder of record and you:
●	Indicate when voting on the internet or by telephone that you wish to vote as recommended by our Board; or
●	Sign and return a proxy card without giving specific voting instructions, then the named proxies, James V. Continenza and Sharon E. Underberg, will vote your shares in the manner recommended by our Board (i.e. FOR each of the director nominees named in Proposal 1 and FOR Proposals 2 and 3) and in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owner. If you do not provide your broker, trustee or nominee with specific voting instructions, or if you do not obtain a legal proxy that gives you the right to vote the shares in person at the Annual Meeting, your shares will not be voted or counted with respect to Proposals 1 and 2, which are non-routine proposals. Your broker, trustee or nominee has discretionary authority to vote your uninstructed shares with respect to Proposal 3, which is a routine proposal. Uninstructed shares with respect to which your broker does not have discretionary authority are known as “broker non-votes.”
Q.	What is the deadline for voting my shares?
A.	Shareholder of Record. If you are a shareholder of record and vote by internet or telephone, your vote must be received by 1:00 a.m., Eastern Time, on May 23, 2017, the morning of the Annual Meeting. If you are a shareholder of record and vote by mail or by written ballot at the Annual Meeting, your vote must be received before the polls close at the Annual Meeting.
Beneficial Owner. If you are a beneficial owner, please follow the voting instructions provided by your broker, trustee or nominee. You may vote your shares in person at the Annual Meeting only if you obtain a legal proxy from your broker, trustee or nominee and present it at the Annual Meeting before the polls close.
Q.	Who can vote?
A.	You must be a shareholder of record or a beneficial owner as of the close of business on March 29, 2017, the record date for the Annual Meeting. Each share of common stock is entitled to one vote. Holders of 5.50% Series A Convertible Preferred Stock (Series A convertible preferred stock) are entitled to vote upon all matters upon which holders of common stock have the right to vote, and are entitled to the number of votes equal to the number of full shares of common stock into which such shares of Series A convertible preferred stock could be converted at the then applicable conversion rate at the record date. Such votes will be counted together with shares of common stock and not separately as a class. At the Annual Meeting, each share of Series A convertible preferred stock is entitled to 5.7471 votes.
Q.	How can I change my vote or revoke my proxy?
A.	Shareholder of Record. If you are a shareholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:
●	Entering a timely new vote by internet or telephone;
●	Returning a later-dated proxy card;
●	Notifying Sharon E. Underberg, Secretary; or
●	Completing a written ballot at the Annual Meeting.
Beneficial Owner. If you are a beneficial owner, please follow the voting instructions provided by your broker, trustee or nominee.

Q.	What vote is required to approve each proposal?
A.	The following table describes the voting requirements for each proposal:

Proposal 1 -	Election of Directors	As set forth in our By-laws, the Board has adopted a majority voting standard for uncontested director elections. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be elected at the Annual Meeting, the 2017 election of directors is an uncontested election.
To be elected in an uncontested election, a director nominee must be elected by a majority of the votes cast with respect to that director nominee. A majority of the votes cast means that the number of votes cast FOR a nominee’s election must exceed the number of votes cast AGAINST the nominee’s election. Each nominee receiving more votes FOR his or her election than votes AGAINST his or her election will be elected.
Proposal 2 -	Advisory Vote to Approve the Compensation of our Named Executive Officers	To be approved, this proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting.
Proposal 3 -	Ratification of the Audit and Finance Committee’s Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm	To be approved, this proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting.

Q.	How are votes counted?
A.	For Proposal 1, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If you elect to abstain in the election of directors, the abstention will not impact the outcome of the election. Broker non-votes are not counted and will not impact the outcome of the vote.
You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to Proposals 2 and 3. In tabulating the voting results for these proposals, “FOR” and “AGAINST” votes are counted. Abstentions are not counted and will not impact the outcome of the vote. With respect to Proposal 2, broker non-votes are not counted and will not impact the outcome of the vote.
Q.	Who will count the vote?
A.	Computershare will count the vote. A representative from Computershare will serve as the inspector of election.
Q.	Who can attend the Annual Meeting?
A.	If you held your shares as of the close of business on March 29, 2017, the record date for the Annual Meeting, you can attend the Annual Meeting.
Q.	What do I need to do to attend the Annual Meeting?
A.	To attend the Annual Meeting, please follow these instructions:
●	If you vote by internet or telephone, follow the instructions provided for attendance.
●	If you vote by using a proxy card, check the appropriate box on the card.
●	If you are a beneficial owner, bring your legal proxy from your broker, trustee or nominee as well as proof of identity in the form of a government issued ID to the registration area.
●

To enter the Annual Meeting, bring the Admission Ticket attached to your proxy card or printed from the internet as well as proof of identity in the form of a government issued ID to the registration area.

●	If you do not have an Admission Ticket, go to the registration area upon arrival.
Seating at the Annual Meeting is limited and will be on a first-come, first-served basis. We may take photographs and videotape at the Annual Meeting, which we may use in publications. If you attend the Annual Meeting, we assume we have your permission to use your image.

Q.	Can I bring a guest?
A.	Yes. If you plan to bring a guest to the Annual Meeting, follow the instructions on the internet or telephone or check the appropriate box on your proxy card. When you go through the registration area at the Annual Meeting, your guest must register with you and must present proof of identity in the form of a government issued ID.
Q.	What is the quorum requirement of the Annual Meeting?
A.	The holders of shares entitled to cast a majority of the votes on March 29, 2017 will constitute a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. On March 29, 2017, there were 42,451,096 shares of our common stock outstanding and 2,000,000 shares of our Series A convertible preferred stock outstanding. At the Annual Meeting, each share of Series A convertible preferred stock is entitled to 5.7471 votes.
Q.	Where can I find the voting results of the Annual Meeting?
A.	We intend to announce preliminary voting results at the Annual Meeting and disclose final results in a Form 8-K to be filed with the SEC within four business days of the Annual Meeting. If final results are not available at such time, the Form 8-K will disclose preliminary results, to be followed with an amended Form 8-K when final results are available.
Q.	Can I nominate someone to the Board?
A.	Our By-laws provide that any shareholder can nominate a person for election to the Board so long as the shareholder follows the procedure outlined in our By-laws as summarized below. This is the procedure to be followed for direct nominations, as opposed to recommendations of nominees for consideration by our Corporate Governance and Nominating Committee. The complete description of the procedure for shareholder nominations of director candidates is contained in our By-laws. You can request a copy of the full text of this By-law provision by writing to our Secretary at our principal executive offices. Our By-laws can also be accessed at http://ek.client.shareholder.com/supporting.cfm.
For purposes of summarizing this procedure, we have assumed: 1) the date of the upcoming Annual Meeting is within 30 days of the anniversary of the Annual Meeting for the previous year and 2) if the size of the Board is to be increased, that both the name of the director nominee and the size of the increased Board are publicly disclosed at least 100 days prior to the first anniversary of the previous year’s Annual Meeting. Based on these assumptions, a shareholder desiring to nominate one or more candidates for election at the next Annual Meeting must deliver written notice of such nomination to our Secretary, at our principal executive office, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, for our 2018 Annual Meeting, notice of nomination must be delivered to our Secretary no earlier than January 23, 2018 and no later than February 22, 2018.
The written notice to our Secretary must contain the following information with respect to each nominee: 1) the proposing shareholder’s name and address; 2) the number of shares owned of record and beneficially by the proposing shareholder; 3) the name of the person to be nominated; 4) the number of shares owned of record and beneficially by the nominee; 5) a description of all relationships, arrangements and understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; 6) such other information regarding the nominee as would have been required to be included in the proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board, such as the nominee’s name, age and business experience; and 7) the nominee’s signed consent to serve as a director if so elected.
Persons nominated in accordance with this procedure will be eligible for election as directors at the 2018 Annual Meeting of Shareholders.
Q.	What is the deadline to propose actions for consideration at the 2018 Annual Meeting?
A.	For a shareholder proposal to be considered for inclusion in our proxy statement for the 2018 Annual Meeting, the Secretary must receive the written proposal at our principal executive office no later than the close of business on December 11, 2017. Proposals received after this date will be considered untimely. Proposals must comply with SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Secretary Eastman Kodak Company 343 State Street Rochester, NY 14650-0224

For a shareholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the shareholder must provide the information required by our By-laws and give timely notice to the Secretary in accordance with our By-laws, which, in general, require that the notice be received by the Secretary:
●	No earlier than the close of business on January 23, 2018; and
●	No later than the close of business on February 22, 2018.

If the date of the shareholder meeting is moved more than 30 days before or 30 days after the anniversary of the 2017 Annual Meeting, then notice of a shareholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:

●	90 days prior to the meeting; and
●	10 days after public announcement of the meeting date.

You may contact our Secretary at our principal executive office for a copy of the relevant By-law provisions regarding the requirements for shareholder proposals. Our By-laws can also be accessed at http://ek.client.shareholder.com/supporting.cfm.

Q.	Who will pay the cost of this proxy solicitation?
A.	We will bear all costs related to this proxy solicitation. We will reimburse brokerage houses and other custodians, nominees, trustees and fiduciaries representing beneficial owners of shares for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to such beneficial owners. Our directors, officers and employees may also solicit proxies and voting instructions in person, by telephone or by other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with these solicitations. In addition, we have retained Georgeson Inc. to assist us in delivering the Notice of Internet Availability or proxy materials, as applicable, for a fee of approximately $2,300, plus reasonable out-of-pocket expenses.
Q.	What other information about us is available?
A.	The following information is available on our website at http://ek.client.shareholder.com/supporting.cfm:
●	Corporate Responsibility Principles
●	Corporate Governance Guidelines
●	Business Conduct Guide
●	Eastman Kodak Company By-laws
●	Charters of the Board’s Committees (Audit and Finance Committee, Corporate Governance and Nominating Committee, and Executive Compensation Committee)
●	Directors’ Code of Conduct
●	Board of Directors Policy on Recoupment of Executive Bonuses in the Event of Certain Restatements
●	Majority Vote Policy
●	Anti-Hedging and Pledging Policy
●	Related Party Transactions Policies and Procedures
●	Corporate Political Contributions and Expenditures Policy
●	Health, Safety and Environment Sustainability Reports are available on our website at www.kodak.com/go/sustainabilityreport
●	2016 Annual Report on Form 10-K is available on our website at http://ek.client.shareholder.com/financials.cfm
You may request printed copies of any of these documents by contacting:
Shareholder Services Eastman Kodak Company 343 State Street Rochester, NY 14650-0235 (585) 724-4053
E-mail: shareholderservices@kodak.com

The address of our principal executive office is:
Eastman Kodak Company 343 State Street Rochester, NY 14650

HOUSEHOLDING OF DISCLOSURE DOCUMENTS

We are sending a Notice of Internet Availability or set of proxy materials to each shareholder of record. This year, we have elected not to take advantage of the SEC’s householding rules that allowed us to deliver a single set of the Notice of Internet Availability or proxy materials to shareholders of record who share the same address. If you are a beneficial owner, your broker or other nominee may continue to send a single set of the Notice of Internet Availability or proxy materials to your household. Please contact your broker or other nominee if you wish to adjust your preferences regarding the delivery of the Notice of Internet Availability or proxy materials.

AUDIO WEBCAST OF ANNUAL MEETING

The Annual Meeting will be webcast live. If you have internet access, you can listen to the webcast by going to our Investor Center webpage at www.kodak.com/go/invest. This webcast is listen only. You will not be able to ask questions. The Annual Meeting audio webcast will remain available on our website for a short period of time after the Annual Meeting.

Information included on our website, other than our Proxy Statement and proxy card, is not part of the proxy solicitation materials.

PRINTED COPY OF 2016 ANNUAL REPORT ON FORM 10-K

We will provide you, without charge, upon request, a printed copy of our 2016 Annual Report on Form 10-K. To receive a printed copy of the 2016 Annual Report on Form 10-K, please contact:

Shareholder Services Eastman Kodak Company 343 State Street Rochester, NY 14650-0235 (585) 724-4053
E-mail: shareholderservices@kodak.com

PROPOSAL 1

PROPOSAL 1 - ELECTION OF DIRECTORS

Our By-laws require us to have at least nine but no more than 13 directors. The number of directors, which is set by the Board, is currently nine. Mr. Clarke is the only director who is an employee of the Company.

The following seven directors are standing for re-election, having been elected at the previous annual meeting: Mark S. Burgess, Jeffrey J. Clarke, James V. Continenza, Matthew A. Doheny, George Karfunkel, Jason New and William G. Parrett. On February 9, 2017, John A. Janitz notified the Board that he will retire from his position as a director effective as of the 2017 Annual Meeting in accordance with the Company’s mandatory retirement policy applicable to directors, as set forth in our Corporate Governance Guidelines. Also on February 9, 2017, Derek Smith notified the Board that he will not stand for re-election to the Board of Directors at the Annual Meeting.

In addition to the directors standing for re-election, upon the recommendation of the Corporate Governance and Nominating Committee (Governance Committee), the Board has nominated Craig A. Rogerson and Jeffrey D. Engelberg as directors of the Company. Messrs. Rogerson and Engelberg are nominees designated in connection with the Purchase Agreement dated as of November 7, 2016, among Kodak, Southeastern Asset Management, Inc. (Southeastern) and Longleaf Partners Small-Cap Fund, C2W Partners Master Fund Limited and Deseret Mutual Pension Trust, which are investment funds managed by Southeastern (such investment funds collectively, the Purchasers), whereby the Purchasers have the right to nominate at the Company’s annual meetings members to the Company’s Board of Directors proportional to the Purchasers’ share ownership on an as-converted basis, initially allowing the Purchasers to nominate two members to the Board.

If elected, all of the nominees for director will serve a one-year term. Information about the director nominees is provided in the section entitled “Board of Directors and Corporate Governance” in this Proxy Statement.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, the shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or elect a new director to fill the vacancy.

Director nominees are elected by a majority of votes cast. Each director nominee who receives more “FOR” than “AGAINST” votes cast for his election will be elected.

If a director nominee receives a greater number of votes “AGAINST” his election than votes “FOR” such election, the Board will decide whether to accept the irrevocable letter of resignation the nominee submitted as a condition of being nominated to the Board in accordance with our Majority Vote Policy.

The Board of Directors recommends a vote FOR the election of all the director nominees.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

DIRECTOR NOMINEES

The Governance Committee and the Board seek to ensure that the Board is composed of members who bring an appropriate mix of skills and experience across a variety of disciplines, including strategic planning, organizational management, technology, corporate finance, mergers and acquisitions, marketing, digital technologies, public policy, economics, executive compensation, risk management, international operations, corporate governance and internal controls, each of which is an important area of responsibility for the Board and its committees.

The Board and the Governance Committee believe that each of the director nominees possesses important experience and skills that provide the Board with an optimal balance of leadership, competencies and qualifications in areas that are important to our company. Each of our director nominees has high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of our shareholders.

In addition to the biographical information in each director nominee’s profile below, the Board and Governance Committee considered the listed Key Experience, Skills and other Qualifications in its evaluation and determination to nominate each director for re-election or election, as the case may be.

MARK S. BURGESS          Director since September 2013

Mark S. Burgess, 58, is the Chief Executive Officer of Signode Industrial Group (SIG), a manufacturer of industrial packaging consumables, tools and equipment. Mr. Burgess joined SIG in March 2014 upon The Carlyle Group’s acquisition of SIG from Illinois Tool Works, Inc. Previously, Mr. Burgess served as the Chief Executive Officer of Graham Packaging Company, Inc. from January 2009 to April 2012 and served on its Board of Directors from February 2010 to April 2012. Prior to that, Mr. Burgess served as Graham Packaging’s Chief Financial Officer from December 2006 until May 2009, and Chief Operating Officer from April 2008 to December 2008. Mr. Burgess served as President and Chief Executive Officer, as well as Chief Financial Officer, of Anchor Glass Container Corporation from May 2005 until September 2006. He previously served as Executive Vice President and Chief Financial Officer of Clean Harbors Environmental Services, Inc. from April 2003 to April 2005. Between 1990 and 2003, Mr. Burgess held senior financial and operational management roles at JL French Automotive Castings and Trailmobile Corporation, and prior to that, he served as a Vice President at Chase Manhattan Bank. Mr. Burgess was previously the Chairman of the Clondalkin Group, a global manufacturer of flexible and specialty plastic packaging solutions, where he served as a director from December 2012 (becoming chairman in June 2013) until December 2016, and is a former director of the Polymer Group, where he served from March 2011 to June 2013.

Key Experience, Skills and other Qualifications:

Mr. Burgess’ extensive experience in the packaging solutions industry directly relates to our technology and business. Mr. Burgess brings significant experience in the management, operations and governance of companies in this industry, all of which are critical in developing our strategic growth and market presence. Based on his managerial, financial and operational experience, Mr. Burgess contributes skills in corporate finance, marketing, risk management, international operations, executive compensation and strategic planning. In addition, as a former chief financial officer of a public company, Mr. Burgess is well-versed and experienced in helping companies with accounting and internal controls guidance.

JEFFREY J. CLARKE          Director since March 2014

Jeffrey J. Clarke, 55, is our Chief Executive Officer. Prior to joining us in March 2014, Mr. Clarke was a Managing Partner of Augusta Columbia Capital, a private investment firm he co-founded in 2012. From 2012 to 2014, Mr. Clarke was the Chairman of Travelport, Inc., a private travel technology firm, where he served as Chief Executive Officer from 2006 to 2011, after leading its sale from Cendant Corporation to The Blackstone Group L.P. for $4.3 billion in 2006. Mr. Clarke was the Chief Operating Officer of CA, Inc. (now called CA Technologies), an enterprise software company, from 2004 to 2006. At CA, he was responsible for sales, services, distribution, corporate finance, mergers and acquisitions, information technology, corporate strategy and planning.

From 2002 to 2003, Mr. Clarke was Executive Vice President of Global Operations at Hewlett-Packard (HP). In this role, he was responsible for HP's worldwide supply chain, manufacturing, procurement and internet operations. He also co-led HP's merger integration with Compaq Computer. Prior to HP, Mr. Clarke was the Chief Financial Officer of Compaq Computer, which he joined in 1998 following the merger of Compaq with Digital Equipment Corporation (DEC). Mr. Clarke was with DEC from 1985 to 1998, serving in management roles in international operations, finance and manufacturing.

In March 2016, Mr. Clarke joined the board of directors of Autodesk, Inc., a 3D design, engineering and entertainment software company. Mr. Clarke served on the board of directors of Red Hat, Inc., an enterprise software company, from November 2008 through July 2016. He served as Chairman of Orbitz Worldwide, Inc., a global online travel agency, after leading the company’s

IPO in July 2007, until April 2014, and was also a director of the Compuware Corporation, an enterprise software company, from November 2013 until December 2014. Mr. Clarke served on the board of directors of UTStarcom, which designs and manufactures communications equipment, from 2005 to 2010. Mr. Clarke serves as a Trustee of Northeastern University.

Key Experience, Skills and other Qualifications:

Mr. Clarke brings to the Board extensive experience in managing and operating digital technology companies, which is directly relevant to our business. He has in-depth knowledge and expertise in leading companies that are in growth and transformational stages and that conduct operations on a worldwide basis. Mr. Clarke’s extensive background in strategic business planning at companies that develop and distribute products and services in the technology sector benefits the Board and our company, as we seek to grow and sustain profitability as a technology company. Mr. Clarke also has a deep background in corporate finance and operations, and financial planning and strategies. Additionally, through his service on the boards of other public companies, he has developed expertise in governance and risk management.

JAMES V. CONTINENZA          Director since April 2013, Chairman since September 2013

James V. Continenza, 54, has extensive executive and board experience with high-tech companies and with companies that successfully emerged from or are in various stages of corporate restructuring. Since September 2012, Mr. Continenza has served as the Chairman and Chief Executive Officer of Vivial, LLC (formerly TBC Holdings I, Inc., the parent company of The Berry Company, LLC), a holding company that acquires and manages advertising, marketing and technology companies that provide a wide range of digital and legacy leads-generating products to local and national advertisers. He served as the President of STi Prepaid, LLC, a telecommunications company, from June 2010 to February 2011. Mr. Continenza served as Interim Chief Executive Officer of Anchor Glass Container Corp., a leading manufacturer of glass containers, from September 2006 to December 2006. He served as President and Chief Executive Officer of Teligent, Inc., which provides communications services including voice, data, and internet access, from September 2002 to June 2004; served as its Chief Operating Officer from May 2001 to September 2002; and served as its Senior Vice President of Strategic Operations from September 2000 to May 2001.

Mr. Continenza served as Chief Operating Officer of Arch Wireless, Inc., a wireless services provider, from September 2000 to September 2002. From April 1999 to September 2000, Mr. Continenza was the President and Chief Executive Officer of Lucent Technologies Product Finance, a global leader in telecom equipment, and served as its Senior Vice President of Worldwide Sales and Marketing from September 1997 to April 1999.

In addition to his management experience, Mr. Continenza currently serves on the boards of NII Holdings, Inc. (since 2015), a provider of wireless communication services under the Nextel brandTM in Brazil, Neff Rental LLC (since 2014), an industrial and construction equipment rental company, and Tembec, Inc. (since 2008), a manufacturer of lumber-derived products. Mr. Continenza also serves or has served on the boards of several private companies.

Key Experience, Skills and Other Qualifications:

Mr. Continenza has extensive experience in the management and governance of a wide range of companies, including technology companies, with a particular focus on companies that have undergone significant corporate restructuring. He brings to the Board expertise in operations, strategic planning, mergers and acquisitions, and executive compensation. In addition, Mr. Continenza brings corporate governance and risk management expertise to the Board through his past and current service as a board member of diverse companies.

MATTHEW A. DOHENY          Director since September 2013

Matthew A. Doheny, 46, is President and founder of North Country Capital LLC, an advisory and investment firm focusing on board advisory assignments and investing in alternative investments, a position in which he has served since 2011. Mr. Doheny also served as a Managing Director and Co-Head of Special Situation Trading at HSBC Securities, Inc. during 2016 and 2017. Mr. Doheny served as Portfolio Manager of Fintech Advisory Inc., a fund focusing on operational turnarounds and undervalued securities, from June 2008 to October 2010. He previously served as Managing Director and helped lead the Distressed Assets Group of Deutsche Bank Securities Inc. for nine years until March 2008. Prior to his career with financial institutions, Mr. Doheny was an attorney in the Corporate Restructuring Departments of Orrick LLP and Kelley Drye & Warren LLP and in the Business and Corporate Department of Hancock & Estabrook LLP.

Mr. Doheny currently serves on the boards of YRC Worldwide, Inc. (since July 2011) and Affinity Gaming (since May 2013) and has served on the boards of several private companies in the financial services and venture capital industries.

Key Experience, Skills and other Qualifications:

Based on his experience in financial restructuring and turnaround management, Mr. Doheny brings valuable skills to the Board as we seek to grow as a technology company. Mr. Doheny has expertise in the areas of corporate finance, risk management and investments, along with the legal experience he brings to the Board.

JEFFREY D. ENGELBERG          2017 Nominee

Jeffrey Engelberg, 40, is a co-founder and managing member since 2016 of Additive Advisory and Capital, LLC, a CFTC registered commodity pool operator and SEC registered investment advisor to C2W Partners Master Fund, a $170 million global hedge fund. From 2007 until 2016, Mr. Engelberg was a principal and senior trader for Southeastern Asset Management, Inc. He was head trader at Fir Tree Partners from 2005 to 2007, a convertible bond trader at KBC Financial Products from 2001 to 2005, director of business development in 2000 for TLX Trading Network, Inc., and a listed equity trader in the Institutional Equity Division for Morgan Stanley Dean Witter & Co. from 1999 to 2000.

Mr. Engelberg was the co-founder of financial-tech startup, Plia, that merged with SJ Levinson and Sons in 2014 to create Plia/Trade Informatics. He served as an expert witness to the Joint CFTC-SEC Advisory Committee on Emerging Regulatory Issues after the 2010 “flash crash.”

Key Experience, Skills and other Qualifications:

Mr. Engelberg brings to the Board valuable expertise in investment strategies and opportunities, capital markets, risk management and technology, all of which are useful to our business. He also has an understanding of investor mindsets and expectations. Mr. Engelberg’s background in the areas of finance and investments is considered directly relevant to our business strategies and management.

GEORGE KARFUNKEL          Director since September 2013

George Karfunkel, 68, has been the Chairman of Sabr Group, a consulting company, since 2010. Mr. Karfunkel was a director, Senior Vice President and co-owner of American Stock Transfer & Trust Company, LLC, a stock transfer company, which he co-founded in 1971. Mr. Karfunkel is a co-owner of Worldwide TechServices, LLC, a computer maintenance and services company.

Mr. Karfunkel serves as vice chairman of Upstate Bank, a nationally-chartered community bank; a director of Berkshire Bank; and a director at AmTrust Financial Services, Inc.

Key Experience, Skills and other Qualifications:

Mr. Karfunkel has expertise in financial planning, investment strategies, cost structuring, and internal controls, all of which are relevant to our business. He also possesses skills in governance and risk management based upon his experience as a director on the boards of several financial and consulting institutions.

JASON NEW          Director since September 2013

Jason New, 48, has been Senior Managing Director of The Blackstone Group L.P., a global investment and advisory firm, and Head of Special Situation Investing for GSO Capital Partners LP, a credit-oriented alternative asset manager, since 2005. Mr. New focuses on managing GSO's public investment portfolio with a specific emphasis on stressed and distressed companies and on sourcing direct special situation investment opportunities. He is a member of the GSO Investment Committee. Mr. New joined The Blackstone Group L.P. in 2008 in connection with its acquisition of GSO. Before joining GSO in 2005, Mr. New was a senior member of Credit Suisse's distressed finance group. Mr. New joined Credit Suisse in 2000 when it acquired Donaldson, Lufkin & Jenrette (DLJ), where he was a member of DLJ's restructuring group. Prior to joining DLJ in 1999, he was an associate with the law firm Sidley Austin LLP, where he practiced in the firm's corporate reorganization group.

Mr. New has served as a director of MPM Holdings Inc. since October 2014. Mr. New served as a director of Cheniere Energy, Inc. from August 2008 to December 2010 and as a director of Global Aviation Holdings Inc. from September 2009 to January 2012.

Key Experience, Skills and other Qualifications:

Mr. New is an expert in investment strategies and opportunities, with a particular focus on companies that have experienced distressed economic conditions or are in various stages of restructuring. He brings to the Board skills in developing creative financial solutions and strategies, which are critical to our ability to sustain growth and profitability as a technology company in a competitive environment. Mr. New is highly experienced in complex financial and investment transactions. He also has a legal background, which is useful in the governance and risk management issues facing our company.

WILLIAM G. PARRETT          Director since November 2007

Mr. Parrett, 71, is a former Senior Partner of Deloitte & Touche USA LLP, a public accounting firm. Mr. Parrett retired in 2007. From 2003 to 2007, he served as the Chief Executive Officer of Deloitte Touche Tohmatsu (DTT). Prior to serving as Chief Executive Officer of DTT, he was Managing Partner of Deloitte & Touche USA since 1999. Mr. Parrett joined Deloitte in 1967 and served in a series of roles of increasing responsibility. Mr. Parrett is a certified public accountant licensed by the State of New York.

Mr. Parrett currently serves as a director of The Blackstone Group L.P., Thermo Fisher Scientific Inc., UBS AG and Conduent Incorporated.

Key Experience, Skills and other Qualifications:

Mr. Parrett has extensive experience in corporate finance, operations, strategic planning and management of international operations. Mr. Parrett is highly skilled in the fields of auditing, accounting and internal controls, and risk management. In addition, through his service on other public company boards, Mr. Parrett brings to the Board significant experience in corporate governance and the regulatory framework in which public companies must operate.

CRAIG A. ROGERSON          2017 Nominee

Mr. Rogerson, 60, has served as the Chairman, President and Chief Executive Officer of Chemtura Corporation, a global, specialty chemicals company, since December 2008. Mr. Rogerson previously served as President, Chief Executive Officer and director of Hercules, Incorporated until its acquisition by Ashland, Incorporated in November 2008. Mr. Rogerson joined Hercules in 1979 in the firm's Water Management Chemicals Division. In April 1997, he left Hercules to join Wacker Silicones Corporation where he served as President and Chief Executive Officer. In May 2000, Mr. Rogerson rejoined Hercules as vice president, business operations of their BetzDearborn Division, eventually being named vice president and general manager of that division in August 2000. Prior to being named chief executive officer of Hercules in December 2003, Mr. Rogerson held a variety of senior management positions with the company including president of the Fiber Visions and Pinova Divisions, vice president-global procurement and chief operating officer.

Mr. Rogerson serves on the boards of directors of Chemtura Corporation, PPL Corporation, the Society of Chemical Industry and the American Chemistry Council. He also serves on the Advisory Board of Michigan State University's Chemical Engineering and Material Science school. Mr. Rogerson previously served on the boards of First State Innovation and the Delaware Business Roundtable.

Key Experience, Skills and other Qualifications:

Mr. Rogerson brings to the board extensive managerial, financial, operational and international experience, which will be valuable to our business. His significant expertise in strategic planning, mergers and acquisitions, risk management, executive compensation and marketing, both as a chief executive officer and board member, will greatly assist our ability to complete the transformation of the Company into a sustainable, growing and profitable business. In addition, Mr. Rogerson’s experience successfully turning around Chemtura Corporation will be valuable as we complete the turnaround of the Company.

DIRECTOR AND NOMINEE INDEPENDENCE

The Board has determined that each of the following directors and nominees for director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent under our Director Independence Standards and the NYSE’s independence standards: Mark S. Burgess, James V. Continenza, Matthew A. Doheny, Jeffrey D. Engelberg, John A. Janitz, George Karfunkel, Jason New, William G. Parrett, Craig A. Rogerson and Derek Smith. As our employee, Jeffrey J. Clarke, our Chief Executive Officer, is not independent. In determining the independence of the non-management directors, the Board considered Mr. Karfunkel’s shareholdings and the affiliations of Messrs. New, Engelberg, Rogerson and Smith, as affiliates of entities that hold an equity interest in our company (discussed under Certain Relationships and Related Transactions), and determined that such shareholdings and affiliations did not affect the independence of these directors and nominees.

The Board has adopted Director Independence Standards for use in determining whether a director is independent. The Director Independence Standards are consistent with NYSE independence standards. The Board also uses the NYSE independence standards in determining whether members of specific committees are independent. The Director Independence Standards are part of our Corporate Governance Guidelines, which are posted on our website at http://ek.client.shareholder.com/supporting.cfm.

BOARD LEADERSHIP STRUCTURE

The Board recognizes that one of its key responsibilities is to determine the most appropriate leadership structure for our company and to ensure independent oversight of management. James V. Continenza, an independent director, serves as our Chairman of the Board and Jeffrey J. Clarke serves as our Chief Executive Officer. The Board currently believes that it is appropriate to keep the roles of Chairman and Chief Executive Officer separate in order to best ensure independent oversight of our company and management.

COMMITTEES OF THE BOARD

The Board has established an Audit and Finance Committee, Executive Compensation Committee and Corporate Governance and Nominating Committee. We describe below the composition and functions of, and number of meetings held during 2016 by, each of these committees.

Board Committee Membership

Director Name	Audit and Finance Committee	Corporate Governance and Nominating Committee	Executive Compensation Committee
James V. Continenza		Member	Member
Mark S. Burgess	Member
Matthew A. Doheny	Member
John A. Janitz		Member	Member
George Karfunkel	Member
Jason New		Chair	Member
William G. Parrett	Chair
Derek Smith		Member	Chair
Total Meetings in 2016	6	2	6

Audit and Finance Committee

The current members of the Audit and Finance Committee are Mark S. Burgess, Matthew A. Doheny, George Karfunkel and William G. Parrett, Chair. The Audit and Finance Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Board has determined that all members of the Audit and Finance Committee are independent and financially literate under NYSE listing standards. The Board has also determined that William G. Parrett possesses the qualifications of an “audit committee financial expert,” as defined by SEC rules.

The Board has determined that William G. Parrett’s simultaneous service on the audit committees of three other public companies does not impair his ability to effectively serve on the Audit and Finance Committee.

The Audit and Finance Committee assists the Board in overseeing and making recommendations to the Board on such matters as: the integrity of our financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s selection, qualifications, performance and independence; our systems of disclosure controls and procedures and internal controls over financial reporting; and the performance of our internal audit function. The Audit and Finance Committee charter is posted on our website at http://ek.client.shareholder.com/supporting.cfm.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee (Governance Committee) are James V. Continenza, John A. Janitz, Jason New, Chair, and Derek Smith. The primary duties of the Governance Committee are to oversee our corporate governance, which includes the development of our Corporate Governance Guidelines, recommend individuals to the Board for nomination as members of the Board and its committees, determine director independence, lead the Board in its periodic review of Board performance and review “Interested Transactions” in accordance with our Related Party Transactions Policies and Procedures. The Governance Committee charter is posted on our website at http://ek.client.shareholder.com/supporting.cfm.

Executive Compensation Committee

The current members of the Executive Compensation Committee are James V. Continenza, John A. Janitz, Jason New and Derek Smith, Chair, all of whom the Board has determined are independent under NYSE listing standards.

The Executive Compensation Committee assists the Board in fulfilling its responsibilities in connection with the compensation of our Section 16 Executive Officers, including our named executive officers. The Executive Compensation Committee also reviews and makes recommendations to the Board from time to time regarding compensation of directors. The Executive Compensation Committee charter is posted on our website at http://ek.client.shareholder.com/supporting.cfm.

For more information regarding the role of the Executive Compensation Committee and management in determining executive and director compensation, please see “Compensation Discussion and Analysis” and “Director Compensation” in this Proxy Statement.

The Executive Compensation Committee may delegate authority to one or more subcommittees or management as it deems fit. The Executive Compensation Committee has delegated limited authority to our Chief Human Resources Officer to assist in the administration of executive compensation and equity-based compensation plans. The Executive Compensation Committee has authorized the Chief Human Resources Officer to amend any executive compensation or equity-based compensation plan in which our named executive officers participate, other than to materially increase the benefits accruing to a participant under the plan, increase the number of shares available for issuance under the plan or substantially modify the requirements as to eligibility for participation under the plans. In addition, the Chief Human Resources Officer is authorized to amend any award agreement and related documents under the plans, other than to increase the benefits accruing to a participant.

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Continenza, Janitz, New and Smith served as members of the Executive Compensation Committee during 2016. There were no Executive Compensation Committee interlocks between our company and other entities involving our executive officers and directors.

CORPORATE GOVERNANCE OVERVIEW

Ethical business conduct and good corporate governance are well-established practices at Kodak. We practice good corporate governance and believe it to be a prerequisite to delivering sustained, long-term value to our shareholders. We continually monitor developments in the area of corporate governance to develop and implement best practices. Strong corporate governance is a fundamental goal of our Board.

Our Corporate Governance Guidelines reflect the principles by which our Board operates. From time to time, the Board reviews and revises our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. Our Corporate Governance Guidelines are posted on our website at http://ek.client.shareholder.com/supporting.cfm.

BUSINESS CONDUCT GUIDE AND DIRECTORS’ CODE OF CONDUCT

Our reputation and our brand have been built by more than a century of ethical business conduct. All of our employees, including the Chief Executive Officer, the Chief Financial Officer, the Controller, all other senior financial officers and all other Section 16 Executive Officers, as defined under Section 16 of the Securities Exchange Act of 1934, as amended (a Section 16 Executive Officer), are required to comply with our code of conduct, the “Business Conduct Guide.” We also have a Directors’ Code of Conduct. Our Business Conduct Guide and our Directors’ Code of Conduct are posted on our website at http://ek.client.shareholder.com/supporting.cfm.

GOVERNANCE PRACTICES

Meeting Attendance

Our Board has a Director Attendance Policy that is part of our Corporate Governance Guidelines, which are posted on our website at http://ek.client.shareholder.com/supporting.cfm. Under this policy, all of our directors are strongly encouraged to attend all Board meetings and our Annual Meeting of Shareholders. In 2016, the Board held a total of eleven meetings. Each director attended more than 75% of the meetings of the Board and committees of the Board on which the director served. All of our directors, with the exception of Mr. Doheny, who had a conflict, attended the Annual Meeting of Shareholders held on May 24, 2016.

Executive Sessions

Executive sessions of our non-management directors are chaired by our independent Chairman, James V. Continenza.

Communications with Our Board

Shareholders and interested parties who wish to communicate with the Board, the independent directors as a group or an individual director, may send an e-mail to our Chairman at chairman@kodak.com or may send a letter to our Chairman c/o Corporate Secretary, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0224. Our Chairman will forward communications he receives to the Board, the independent directors as a group or the individual director as directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Chairman has authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Consideration of Director Candidates

The Governance Committee will consider nominations for director candidates recommended by its members, other Board members, management, shareholders and the search firms it retains. The Governance Committee reviews all potential candidates under our Director Selection Process and Qualification Standards described below.

Shareholders wishing to recommend candidates for consideration by the Board may do so by providing the following information, in writing, to the Corporate Governance and Nominating Committee of the Board, c/o Secretary, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0224: 1) the name, address and telephone number of the shareholder making the request; 2) the number of shares owned, and, if such person is not a shareholder of record or if such shares are held by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; 3) the full name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; 4) a signed acknowledgement by the individual being recommended that he or she has consented to: a) serve as director if elected and b) the company undertaking an inquiry into that individual’s background, experience and qualifications; 5) the disclosure of any relationship of the individual being recommended with the company, whether direct or indirect; and 6) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at the next Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).

Director Selection Process and Qualification Standards

When reviewing a potential candidate for the Board, the Governance Committee looks to whether the candidate possesses the necessary qualifications to serve as a director. To assist it in these determinations, the Governance Committee has adopted Director Qualification Standards and a Director Selection Process, which are posted as part of our Corporate Governance Guidelines on our website at http://ek.client.shareholder.com/supporting.cfm.

The Director Qualification Standards specify that, in addition to any other factors described in the Company’s Corporate Governance Guidelines, the Board should at a minimum consider the following factors, as more fully described in our Director Qualification Standards, in the nomination or appointment of members of the Board: integrity, reputation, judgment, knowledge, experience, maturity, commitment, skills, track record, diversity, age, independence and ownership stake. The Governance Committee, in accordance with its Director Selection Process, will then consider the candidate’s qualifications in light of the needs of the Board and our company at that time, given the then-current mix of director attributes. As provided in our Corporate Governance Guidelines, the Governance Committee seeks to create a multi-disciplinary Board that, as a whole, is strong in both its knowledge and experience. The Governance Committee generally uses the services of a third-party executive search firm when identifying and evaluating possible nominees for director. This firm assists in identifying candidates who meet skills and qualifications specified by the Governance Committee. The Board has a mandatory retirement age of 72, unless an extension is approved by the Board, but in no event above age 75.

Although the Governance Committee does not have a formal policy regarding the consideration of diversity in the selection of candidates, the Governance Committee considers diversity when evaluating possible nominees under our Director Qualification Standards, which provide that the Board should be a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience. In addition, the Governance Committee and the Board evaluate diversity as part of the Board’s annual evaluation process.

Strategic Role of Board

The Board plays a key role in developing, reviewing and overseeing the execution of our business strategy. The Board receives progress reports from management throughout the year on the implementation of the strategic plan, including business segment performance and strategy reviews for each of our key businesses, product line reviews and presentations regarding research and development initiatives and our intellectual property portfolio.

Succession Planning

The entire Board reviews our succession plans for our Chief Executive Officer and other key senior management positions and oversees our activities in the areas of leadership and executive development. To assist the Board, management periodically reports to the Board on succession planning to ensure that it is a continuous and ongoing effort.

Majority Voting for Directors

Our By-laws provide for majority voting in uncontested director elections.

We also maintain a Majority Vote Policy that requires a director nominee, in connection with his or her nomination to the Board, to submit a resignation letter in which the director nominee irrevocably elects to resign if he or she fails to receive the required majority vote in the next election and the Board accepts the resignation. The policy requires the Board to nominate for election or re-election as a director only those candidates who agree to execute such a letter upon his or her nomination. The Majority Vote Policy is posted on our website at http://ek.client.shareholder.com/supporting.cfm.

If a director nominee fails to receive a majority vote in an uncontested election, the Majority Vote Policy provides that the Governance Committee will consider the resignation letter and recommend to the Board whether to accept it. The Governance Committee, in making its recommendation to the Board, and the Board, in reaching its decision, may consider relevant factors, including any stated reason why shareholders voted against the election of the director, the director’s qualifications, the director’s past and expected future contributions to us, the overall composition of the Board and whether accepting the resignation letter would cause us to fail to comply with any applicable rule, such as the NYSE’s listing standards.

The policy provides that the Board will act on the Governance Committee’s recommendation and publicly disclose its decision whether to accept the director’s letter of resignation within 90 days following the certification of the shareholder vote. If the letter of resignation is not accepted by the Board within this 90-day period, the resignation will not be effective until the next Annual Meeting.

All nine director nominees standing for election at the Annual Meeting have submitted an irrevocable letter of resignation as a condition of nomination pursuant to the Majority Vote Policy.

Risk Management

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of our objectives, including strategic objectives, to improve long-term performance and enhance shareholder value. A fundamental part of risk management is not only identifying and prioritizing the risks we face and monitoring the steps management is taking to manage those risks, but also determining the level of risk that is appropriate for us. As an integral part of its review and approval of our strategic plan, the Board considers the appropriate level of risk that is acceptable. Through this process, the Board assesses risk throughout the Company, focusing on four primary risk categories: strategic, operational, legal/compliance and financial reporting. The Audit and Finance Committee is responsible for reviewing the results of our enterprise risk assessment on an annual basis. The Board also receives reports on management’s progress in mitigating key risks.

The Board has delegated to its committees responsibility for the oversight of risk management in specific risk areas. For example, in 2016, the committees of the Board oversaw:

●	Risk management relating to our financial reporting (including internal controls).
●	Risk management relating to our compensation programs and awards.
●	Risk management relating to our capital structure.
●	Risk management relating to our insurance and pension programs.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

Management is responsible for our internal control over financial reporting, disclosure controls and procedures, and preparation of our consolidated financial statements. Our independent registered public accounting firm (independent accountants), PricewaterhouseCoopers LLP (PwC), is responsible for performing an independent audit of the consolidated financial statements and of our internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and for issuing a report of the results. As outlined in its charter, the Audit and Finance Committee is responsible for overseeing these processes.

During 2016, the Audit and Finance Committee met and held discussions with management and the independent accountants on a regular basis. Management represented to the Audit and Finance Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit and Finance Committee reviewed and discussed the audited consolidated financial statements and significant accounting matters with management and the independent accountants.

The Audit and Finance Committee discussed with the independent accountants the matters required to be discussed under auditing standards established from time to time by the PCAOB and by SEC rules. The Audit and Finance Committee has received from the independent accountants the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit and Finance Committee concerning independence. The Audit and Finance Committee discussed with the independent accountants their independence.

The Audit and Finance Committee also received reports from our Chief Compliance Officer on the implementation and effectiveness of our compliance program.

The Audit and Finance Committee discussed with the director of internal audit and independent accountants the plans for their audits. The Audit and Finance Committee met with the director of internal audit and independent accountants, with and without management present. The director of internal audit and independent accountants discussed with or provided to the Audit and Finance Committee the results of their examinations, their evaluations of our internal control over financial reporting, disclosure controls and procedures, and the quality of our financial reporting.

Based on these reviews, discussions and reports, the Audit and Finance Committee recommended that the Board approve the audited financial statements for inclusion in our Annual Report on Form 10-K for the year ended December 31, 2016, and the Board accepted the Audit and Finance Committee’s recommendations.

The Audit and Finance Committee, with the approval of the Board and the ratification of our shareholders, appointed PwC as our independent accountants in 2016. In addition, the Audit and Finance Committee approved certain non-audit services provided by PwC and the estimated budget for those services. The Audit and Finance Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy.

William G. Parrett, Chair
Mark S. Burgess
Matthew A. Doheny
George Karfunkel

EXECUTIVE COMPENSATION

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee (the Committee) has reviewed and discussed with management the following Compensation Discussion and Analysis prepared by the Company.

Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Derek Smith, Chair
James V. Continenza
John A. Janitz
Jason New

COMPENSATION DISCUSSION AND ANALYSIS

Our Named Executive Officers

This Compensation Discussion and Analysis discusses compensation awarded to, earned by, or paid to the following named executive officers during 2016 (whom we sometimes refer to as NEOs):

●	Jeffrey J. Clarke, Chief Executive Officer (CEO).
●	David E. Bullwinkle, Chief Financial Officer and Senior Vice President (CFO).
●	Brad W. Kruchten, President, Print Systems Division (PSD) and Senior Vice President.
●	Philip Cullimore, President, Enterprise Inkjet Systems Division, President, Micro 3D Printing and Packaging (MPPD), and Senior Vice President.
●	Eric-Yves Mahe, President, Software and Solutions Division and Senior Vice President.
●	John N. McMullen, former Chief Financial Officer and Executive Vice President.

On June 13, 2016, Mr. McMullen notified us of his intention to resign, effective June 30, 2016, to pursue another business opportunity. On June 14, 2016, the Board appointed David E. Bullwinkle as the Company’s Chief Financial Officer and Senior Vice President, effective July 1, 2016. In connection with his appointment, we entered into a new employment agreement with Mr. Bullwinkle, effective July 1, 2016, on terms approved by the Committee as described under “Employment Agreements” beginning on page 30, which superseded Mr. Bullwinkle’s prior employment agreement.

EXECUTIVE SUMMARY

2016 Business Highlights

Our executive compensation programs are designed to provide appropriate incentives to our leaders to execute our strategy.

Kodak’s strategy is to:

●	Use Kodak’s divisional structure to drive accountability, transparency, and speed of decision-making;
●	Focus product investment in growth engines - Sonora, Packaging, Micro 3D Printing and Software and Solutions;
●	Maintain a stable market leadership position and cash flows associated with Print Systems;
●	Manage the expected decline in and maximize cash generated by mature businesses;
●	Continue to streamline processes to drive cost reductions and improve operating leverage; and
●	Continue to explore opportunities to monetize the asset base.

For the year ending December 31, 2016, Kodak continued to make good progress in executing on its strategy. During 2016, the Company achieved the following operating results:

●	Net earnings were $16 million, an improvement of $95 million as compared to 2015.
●	Total Company revenues for 2016 were $1.543 billion, a decline of $166 million from 2015 and within guidance of $1.5 billion to $1.7 billion for the year.
●

The Company continued to reduce selling, general and administrative expenses and research and development expenses. For 2016, these expenses were down 15% or $36 million from 2015 on a combined basis. This reduction in operating expenses includes $15 million of higher pension income.

●

The Company improved its capital structure in 2016 through the issuance of $200 million of Series A Convertible Preferred Stock and the repayment in full of 10.75% Senior Secured Second Lien Term debt. During 2016, $282 million of total secured debt was repaid. This will result in a net cash interest and dividend savings of $17 million in 2017.

●

The Company ended 2016 with $434 million of cash, which was down $113 million from December 31, 2015. While the cash balance at the end of 2016 was below the Company’s target, cash used in operating activities improved $82 million in 2016 compared to 2015.

●	From a product perspective:
○	In MPPD, the packaging business continued its strong growth in 2016 with FLEXCEL NX plate volume up 16% over 2015.
○	In the PSD, Sonora Process-Free Plates volume grew by 9% in 2016.

In 2016, our compensation awards to our named executive officers reflected both the progress we made in our business strategy and the areas where our results did not meet our performance goals.

Annual Variable Pay (EXCEL)

For 2016, we provided our named executive officers an annual variable incentive opportunity, known as Executive Compensation for Excellence and Leadership (EXCEL). Payouts under EXCEL are based on a formula that represents results achieved against Company performance metrics. No named executive officers earned a 2016 EXCEL award.

Please see the discussion following “Annual Variable Pay: Executive Compensation for Excellence and Leadership (EXCEL)” beginning on page 22 for more information regarding our EXCEL program.

Long-Term Incentives

In 2016, as provided in his employment agreement, Mr. Clarke received a grant of equity in the form of stock options. Also, as provided in their respective employment agreements, Messrs. Kruchten, Cullimore and Mahe each received a grant of equity, with one-half of the grant in the form of restricted stock units and the other half of the grant in the form of stock options. In addition, given that the employment agreement for Mr. Kruchten expired on September 3, 2016, he received an additional grant of equity on November 15, 2016 in place of the grant that he would have received in 2017 if his employment agreement had not expired, and which is intended as an incentive to drive necessary growth in the Print Systems Division. One-half of the grant was in the form of restricted stock units and the other half of the grant was in the form of stock options. The grant to Mr. Kruchten will begin to vest on September 3, 2017 subject to his continued employment on that date. Also, given Mr. Bullwinkle’s promotion to Chief Financial Officer on July 1, 2016, he received a grant of equity on July 1, 2016 pursuant to the terms of his new employment agreement. One half of the grant was in the form of restricted stock units and the other half of the grant was in the form of stock options. Mr. McMullen did not receive a grant of equity in 2016 due to his termination of employment effective June 30, 2016.

Please see “Long-Term Incentive Compensation” on page 24 for more information on these awards.

Best Practices

We continually evaluate best practices in executive compensation and governance and consider modifications to our executive compensation programs that support our business strategies, provide an appropriate balance of risk and reward for our named executive officers, and align their compensation with long-term shareholder interests. Key compensation and governance practices include:

●

Prohibition on Hedging and Pledging. Our executive officers and directors are prohibited from engaging in any hedging or pledging transactions involving our equity securities. Please see “Restrictions on Hedging and Pledging” on page 27 for a description.

●

Share Ownership Guidelines. Our executive officers and directors are subject to share ownership guidelines. Please see “Share Ownership Guidelines” on page 27 for a description of executive officer guidelines and page 47 for a description of director guidelines.

●

Recoupment (“Clawback”) Policy. We have a policy requiring the recoupment of performance-based bonuses paid to named executive officers in the event of certain financial restatements. Please see “Recoupment (“Clawback”) Policy” on page 27 for a description.

●

Double-Trigger Change in Control Benefits. All arrangements with our named executive officers that provide change in control benefits contain a “double trigger” provision, which requires that the named executive officer experience a qualifying termination following a change in control in order to receive change in control benefits. Please see “Change in Control Arrangements” on page 26 for a description.
●	No Change in Control Excise Tax Gross-Ups. None of our compensation arrangements provide for a gross-up to our named executive officers for any excise taxes incurred by them upon a change in control.

DETERMINING EXECUTIVE COMPENSATION

Compensation Philosophy

Our compensation philosophy is to provide a compensation and reward program that:

●	Attracts, retains and motivates outstanding talent required to achieve our business objectives;
●	Drives profitable growth and increases shareholder value;
●	Incentivizes and rewards success in a diverse set of businesses;
●	Rewards both company and individual performance;
●	Provides an external market-based competitive compensation structure (base salary, variable pay and long-term incentives); and
●	Supports a corporate culture of customer focus, innovation, accountability, collaboration, agility, transparency and integrity.

The guiding principles for our compensation philosophy are:

●

Market competitiveness: aggregate total direct compensation (base salary, variable pay and long-term incentive) should be near the market median, with flexibility to pay above the median where necessary to attract and retain specific talent. Please see “Elements of Compensation” beginning on page 21 for more details on each element of compensation, its objective and its key features.

●	Reinforce a performance-based culture: create greater line-of-sight and reward for divisional performance, with significant performance-based differentiation.

Role of the Committee

The Committee annually reviews and approves goals and objectives relevant to the compensation of the CEO and evaluates, in conjunction with the full Board, the CEO’s performance in light of those goals and objectives, and sets the CEO’s individual elements of total compensation based on this evaluation. The Committee also approves all compensation and awards, including each component of total compensation, for each of our named executive officers and other Section 16 officers.

Role of the CEO and Management

Our CEO makes recommendations to the Committee regarding each compensation element for our named executive officers (other than the CEO himself), and reviews and discusses any changes to such compensation with the Committee. With respect to our performance-based plans, management (including our CEO and our CFO) develops performance goals based upon our strategic and operational imperatives and then proposes such performance goals to the Committee for its consideration. No member of management (including our CEO and our CFO) participates in the determination of his or her own compensation.

Role of the Compensation Consultant

During 2016, the Committee continued to engage Lyons, Benenson & Company Inc. (Lyons Benenson), a compensation consultant, to assist the Committee. Lyons Benenson attends all Committee meetings and makes recommendations regarding director and officer compensation. During 2016, Lyons Benenson conducted a detailed compensation analysis of management’s compensation compared to the Company’s peer group. It was agreed that no change to existing compensation levels was warranted. Lyons Benenson did not provide any other services to the Company during 2016.

Use of Market Reference Data

We review national survey data to provide a competitive frame of reference for compensation decisions and we compare the compensation of our named executive officers to the market median as a reference point to assist us in evaluating the competitiveness of their compensation. However, we do not necessarily adjust the compensation of any named executive officer to any specific percentile or other absolute measure.

We use national survey data as a reference because it offers a reasonable representation of the cost to hire and retain talent. We compare our compensation to the market median as a reference because it enables us to attract and retain high quality talent and ensures that our executives generally receive competitive levels of compensation. In 2016, we used the Aon Hewitt

U.S. Total Compensation Measurement (TCM™) Survey, the Towers Watson Compensation Data Bank (CDB) General Industry Executive Compensation Survey – US, the Radford Global Technology Survey and the Radford Global Sales Survey.

Our peer group consists of selected companies drawn from a broad group of public companies from similar industries (commercial services and supplies, IT services, media, software and technology hardware, and storage and peripherals) that meet minimum performance tests and have similar business models to ours. The companies considered for the peer group had to (1) be incorporated in the United States, (2) be traded on a stock exchange in the U.S., (3) have revenues between $1.2 billion and $6.6 billion, and (4) be categorized in a complementary GICS Sub-Industry. We then considered the total return, business alignment and other financial measurements of the companies in the selected group in order to achieve a group with closer alignment to us. In 2014, we approved a peer group consisting of the 15 companies listed below. In 2016, we continued to assess our NEO compensation levels against the Committee-approved peer group.

3D Systems Corporation	Electronics for Imaging, Inc.	Quad/Graphics, Inc.
Adobe Systems Incorporated	Lexmark International, Inc.	SanDisk Corporation
Advanced Micro Devices, Inc.	Nuance Communications, Inc.	Silicon Graphics International Corp.
ARRIS Group, Inc.	NVIDIA Corporation	Synopsis, Inc.
Ciena Corporation	OmniVision Technologies, Inc.	Xilinx, Inc.

We compared the base salaries, total target cash compensation and total direct compensation of our named executive officers to those of comparable positions within our peer group, as well as survey market data in late 2016, but did not make any changes to the base salaries, total target cash compensation or total direct compensation of our named executive officers other than an increase in Mr. Bullwinkle’s base salary and target annual variable pay in connection with his promotion to Chief Financial Officer and Senior Vice President. We may use the peer group, as well as survey market data, as a competitive frame of reference for compensation decisions in the future, but as noted above, we do not target any specific percentile.

ELEMENTS OF COMPENSATION

We use base salary, annual variable pay and long-term incentives as our primary elements of direct compensation to be competitive with market practice. These elements have the following objectives and features:

Compensation Element	Objective	Key Features
Base Salary	Provide a regular source of income to our named executive officers to compensate them for fulfilling the regular duties and responsibilities of their positions.

We typically review base salaries annually, but do not automatically increase salaries. Rather, base salaries are adjusted only if deemed appropriate by us in consideration of: (1) experience; (2) responsibilities; (3) the importance of the position relative to our other senior management positions; (4) external relative scope or changes in the competitive marketplace; and (5) years elapsed since the last base salary change. Any change in an executive’s base salary will affect an executive’s target opportunity under our annual variable pay plan, which is based on a percentage of base salary.

Annual Variable Pay (EXCEL)	Drive the annual performance of our named executive officers to align their financial interests with our business strategy and the interests of our shareholders.	Annual variable pay is considered at risk. Payouts are based on a formula that represents results achieved against performance metrics.
Long-Term Incentives (restricted stock units, stock options or cash)	Align executive compensation with shareholder interests; create incentives for executive retention; encourage long-term performance; and promote stock ownership.

Our long-term incentives are mainly in the form of equity-based compensation awards, which tie our named executive officers’ wealth creation to the performance of our stock and provide a retention incentive with multi-year vesting schedules.

Additionally, we provide indirect compensation to our named executive officers that includes retirement benefits (except Mr. Mahe), severance protection and limited perquisites. Our U.S. named executive officers are also eligible to participate in the benefit plans and programs that are generally available to our U.S. employees. Mr. Cullimore participates in the benefit plans, policies and arrangements (other than severance) that are provided to similarly situated executives in Switzerland. Mr. Mahe participates in the benefit plans, policies and arrangements (other than severance) that are provided to employees under local

Singapore practice. Please see “Other Compensation” beginning on page 24 for more information on the indirect compensation of our named executive officers.

2016 COMPENSATION DECISIONS

Base Salary

The annual base salary rate for each named executive officer in 2016 is set forth in the “2016 Annual Base Rates and 2016 EXCEL Target Opportunities” table below. Mr. Bullwinkle’s salary was increased from $270,000 to $400,000 in July 2016 under his new employment agreement, which was entered into in connection with his promotion to Chief Financial Officer and Senior Vice President. Otherwise, no changes were made to the base salaries of our named executive officers during 2016.

Annual Variable Pay: Executive Compensation for Excellence and Leadership (EXCEL)

For 2016, we provided an annual variable incentive opportunity to drive annual performance aligned to success in our business strategy, known as Executive Compensation for Excellence and Leadership (EXCEL). Payouts under EXCEL are based on a formula that represents results achieved against performance metrics. The maximum award for any named executive officer is the lesser of 10% of the EXCEL aggregate award pool (without discretion), 500% of the named executive officer’s base salary on the last day of the previous year, or $5 million. We may not exercise positive discretion to increase the size of a named executive officer’s award above the maximum award level established under EXCEL.

We assign target opportunities under EXCEL based on a percentage of base salary. In establishing the target percentages, we reference market total target cash compensation data to determine whether base salary and variable pay opportunities are competitive with the market. It is important that both the total target compensation and the mix between base salary and annual variable pay are competitive. The target variable pay opportunities for our named executive officers were determined as part of their contract negotiations.

Mr. Bullwinkle’s target variable pay opportunity was increased from 45% to 65% of his base salary in July 2016 under his new employment agreement, which was entered into in connection with his promotion to Chief Financial Officer and Senior Vice President. Otherwise, no other adjustments were made to the target variable pay opportunities for any named executive officer in 2016.

The following table shows the 2016 annual base salary rates and the 2016 full-year EXCEL target opportunity as a percentage of base salary for each of our named executive officers:

2016 Annual Base Rates and 2016 EXCEL Target Opportunities

Name	Annual Base Salary Rate	EXCEL % Target Opportunity	EXCEL $ Target Opportunity
J.J. Clarke	$1,000,000	100%	$1,000,000
D.E. Bullwinkle	$400,000	65%	$260,000
B.W. Kruchten	$465,000	75%	$348,750
P. Cullimore(1)	$548,440	50%	$274,220
E. Mahe(2)	$434,844	50%	$217,422
J.N. McMullen	$600,000	75%	$450,000
(1)	Mr. Cullimore’s base salary is CHF 540,000. The amount shown was converted from Swiss francs to U.S. dollars using a 2016 average exchange rate of 1.01563.
(2)	Mr. Mahe’s base salary is SGD 600,000. The amount shown was converted from Singapore dollars to U.S. dollars using a 2016 average exchange rate of 0.72474.

EXCEL Design and Performance Results

Performance Gates

For 2016, we established performance gates as part of the EXCEL program, which provided that no payments under EXCEL would be made unless the performance gates were satisfied. The performance gates for 2016 were: (a) compliance with our financial covenants contained in the September 3, 2013 exit financing arrangements, and (b) December 31, 2016 Consolidated Cash Balance of at least $542M, excluding RED cash balance (December 31, 2015 Consolidated Cash Balance less RED cash of $4.9M).(1) We used these performance gates to ensure that no award would be earned absent financial covenant compliance and a minimum level of Consolidated Cash Balance. Please see “EXCEL: Definitions of Metrics” beginning on page 34 for more information about the performance gates.

(1)	Threshold adjusted down should the Company decide to use cash, subject to applicable governance approvals for:
(1) repurchasing debt or equity; (2) specific Board-approved decisions on non-recurring cash use for strategic initiatives; (3) cash expenditure in excess of $5M in the aggregate for disposition or acquisition projects during the year or (4) other Board-approved non-recurring actions. Consolidated Cash Balance at December 31, 2016 includes cash proceeds from planned or unplanned asset or business sales or dispositions.

Performance Metrics Design and Results

We continued to use Company-wide metrics for the 2016 EXCEL performance period so that the 2016 EXCEL metrics would align to our external guidance, which is reported on a Company-wide basis. The performance factors, associated weights, performance metrics and adjustments are set forth in the following table.

Performance Factor	Weight		Threshold (50%)	Target (100%)	Stretch (200%)
Revenue	50%		$1,500M	$1,600M	N/A
Operational EBITDA after Variable Pay Accrual	50%	(1)	$130M	$145M	$208M

(1) The portion of Operational EBITDA performance above target is weighted 100%.

We selected Revenue and Operational EBITDA after Variable Pay Accrual as the performance factors to maintain focus on earnings from our operational performance while also driving growth through a focus on our revenue. Operational EBITDA after Variable Pay Accrual is a non-GAAP measure. The reasons for using non-GAAP measures and reconciliations of non-GAAP measures to the most closely comparable GAAP measures are presented in Exhibit A to this Proxy Statement. Please see “EXCEL: Definitions of Metrics” beginning on page 34 for more information about the performance metrics.

We established the targets based on our annual commitment plan for 2016, and we used payout slopes that generally reflected a combined performance under the associated metrics so the under-performance of one metric generally would offset any over-performance in another metric. Any portion of Operational EBITDA performance above target is weighted 100%. The plan matrices also included a minimum Operational EBITDA (after Variable Pay Accrual) of $130M. After calculating performance against the matrices, the payout would be capped if payout would result in Operational EBITDA below the $130M minimum.

Determination of 2016 Named Executive Officer EXCEL Awards

Achievement of the Performance Gates

One of the two performance gates for 2016 EXCEL awards was not achieved. We complied with the financial covenants contained in the September 3, 2013 exit financing arrangements, but our December 31, 2016 Consolidated Cash Balance of $434M did not satisfy the performance gate requirement that we have a December 31, 2016 Consolidated Cash Balance of at least $455M, excluding RED cash balance and adjusted for repurchase of debt or equity as provided for under EXCEL design.

Actual Performance:

The following table shows the results for the Revenue and Operational EBITDA after Variable Pay Accrual performance factors for 2016. The result for the Revenue performance factor was above the threshold amount, and the result for the Operational EBITDA after Variable Pay Accrual performance factor was also above the threshold amount.

Performance Factor	Weight		Threshold (50%)	Target (100%)	Stretch (200%)	Result
Revenue	50%		$1,500M	$1,600M	N/A	$1,543M
Operational EBITDA after Variable Pay Accrual	50%	(1)	$130M	$145M	$208M	$144M	(2)
(1)	The portion of Operational EBITDA performance above target is weighted 100%.
(2)	Given that the cash performance gate was not achieved, there was no variable pay accrual subtracted from the Operational EBITDA result (both pre and post-accrual amount was $144M).

EXCEL Awards Paid to NEOs for 2016

None of our named executive officers earned an EXCEL payment for 2016 because one of the two performance gates was not achieved.

Long-Term Incentive Compensation

Long-term incentives, mainly in the form of equity, are a significant part of our compensation program for our named executive officers.

As provided in his employment agreement, Mr. Clarke received a grant of stock options under the Eastman Kodak Company 2013 Omnibus Incentive Plan in 2016 on the second anniversary of the effective date of his employment agreement with a grant date value of $1 million, and which vest one-third upon the first, second and third anniversary of the grant date.

As provided in his employment agreement, Mr. Bullwinkle received a one-time promotion equity grant under the Eastman Kodak Company 2013 Omnibus Incentive Plan in 2016 with a grant date value of $600,000, with one-half of the grant date value in the form of restricted stock units (RSUs) and the other half of the grant date value in the form of stock options. These RSUs and stock options vest one-third upon the first, second and third anniversary of their respective grant dates.

Under their respective employment agreements, Messrs. Kruchten and Cullimore were entitled to receive an annual long-term incentive award with a grant date value of $840,000 and $200,000, respectively. As provided in their respective employment agreements, Messrs. Kruchten and Cullimore received a grant of equity under the Eastman Kodak Company 2013 Omnibus Incentive Plan in September 2016 with grant date values of $840,000 and $200,000, respectively, with one-half of the grant date value in the form of RSUs and the other half of the grant date value in the form of stock options. These RSUs and stock options vest one-third upon the first, second and third anniversary of their respective grant dates.

Mr. Kruchten also received an additional grant of equity under the Eastman Kodak Company 2013 Omnibus Incentive Plan in November 2016 with a grant date value of $840,000, with one-half of the grant date value in the form of RSUs and the other half of the grant date value in the form of stock options. The vesting schedule for these RSUs and stock options starts on September 3, 2017 with vesting terms of one-third upon the first, second and third anniversary of the vesting start date, contingent upon Mr. Kruchten’s continued employment.

Under his employment agreement, Mr. Mahe is entitled to receive an annual long-term incentive award with a grant date value of $250,000. In 2015, in recognition of the significant expansion of his role since he joined the Company, the Committee determined that Mr. Mahe’s annual long-term incentive award for future years (beginning in 2016) will have a grant date value of $350,000, instead of the $250,000 grant date value specified under his employment agreement. Accordingly, Mr. Mahe received a grant of equity under the Eastman Kodak Company 2013 Omnibus Incentive Plan in 2016 with a grant date value of $350,000, with one-half of the grant date value in the form of RSUs and the other half of the grant date value in the form of stock options. These RSUs and stock options vest one-third upon the first, second and third anniversary of their respective grant dates.

Under his employment agreement, Mr. McMullen was entitled to receive an annual long-term incentive award with a grant date value of $1 million, but due to his termination of employment effective June 30, 2016, Mr. McMullen did not receive a grant of equity in 2016.

The grant date values of the long-term incentives for our named executive officers were generally determined as part of their contract negotiations. The grant date value of Mr. Kruchten’s additional equity award was equal to the last grant under his contract.

Please see the “Grants of Plan-Based Awards Table” on page 33 for the number and grant date fair value of these equity awards.

OTHER COMPENSATION

Tax-Qualified Retirement Plans: KRIP and SIP

We offer tax-qualified retirement plans in the U.S. that are designed and intended to attract and retain employees. Our tax-qualified defined benefit plan, comprised of a cash balance component and a traditional defined benefit component (KRIP), and our tax-qualified 401(k) defined contribution plan (SIP), cover all U.S. employees. Benefit accruals in the traditional defined benefit component of KRIP and employer contributions to SIP were frozen as of January 1, 2015. Effective as of January 1, 2015, the cash balance accrual component of KRIP was increased from 4% to 7% to reflect the corresponding 3% decrease in the SIP match. The details of KRIP are described following the “Pension Benefits Table” beginning on page 37.

Switzerland Pension

Participating employees in the Kodak EK Sarl Switzerland Cash Balance Plan (including Mr. Cullimore) are provided an old-age savings account balance, and for every month the participating employee works, an amount is credited to the account. The amount credited to the account from the employer is dependent upon the participating employee’s age and ranges from 3.5% to 11%. The old-age savings account balance earns interest monthly based upon a statutory rate determined by the Federal Council. A participating employee may retire at any time after age 58. The amount of the annual retirement pension is determined on the basis of the old-age savings account balance at the time of retirement, including interest, and is payable for the remainder of the participating employee’s life, with a reduced portion payable to a surviving beneficiary. The calculation basis for converting the lump sum to an annual retirement pension shall be based upon rates provided by the Swiss Financial Market Supervisory Authority FINMA at the time of the calculation. A participating employee may alternatively request payment in the form of a lump sum or partial lump sum in exchange for their retirement pension.

Non-Qualified Retirement Plan: KURIP

Until September 3, 2013, we provided non-qualified retirement benefits to our eligible U.S. employees under the Kodak Unfunded Retirement Income Plan (KURIP). KURIP was an unfunded retirement plan designed to provide our eligible U.S. employees with pension benefits that (1) made up for the Internal Revenue Code’s (Code) limitations on allocations and benefits that may be paid under KRIP and SIP, and (2) recognize deferred compensation that is ignored when calculating benefits under KRIP and SIP.

Eligible U.S. employees continued to earn benefits under KURIP after our Chapter 11 filing date. KURIP was terminated upon our emergence from bankruptcy. KURIP benefits earned after the filing date and prior to emergence from bankruptcy on September 3, 2013 were frozen and are payable as a lump sum upon the employee’s termination of employment with us (less applicable withholding and subject to compliance with Code Section 409A).

Mr. Kruchten is the only named executive officer with a benefit under KURIP. The details of KURIP are described following the “Pension Benefits Table” on page 37.

Perquisites

During 2016, Messrs. Clarke and McMullen each received a housing and travel allowance of $5,000 per month for travel to and from Rochester, New York. Any expenses for other business-related travel are separately reimbursed. Additionally, we provided Messrs. Clarke and McMullen with gross-up payments for the income and employment taxes associated with the allowances paid to them in 2016. Mr. Cullimore received a monthly car allowance of $1,320 (CHF 1,300), which is paid directly to him as a monthly lump sum subject to tax. We also provided disability and life insurance benefits to Mr. Cullimore, for which we paid the premiums. (The Swiss francs were converted to U.S. dollars using a 2016 average exchange rate of 1.01563). During 2016, Mr. Mahe received a housing allowance of $82,620 (SGD 114,000) and company car allowance of $43,484 (SGD 60,000) in accordance with local Singapore practice. (The Singapore dollars were converted to U.S. dollars using a 2016 average exchange rate of 0.72474). We also provided disability and life insurance benefits to Mr. Mahe, for which we paid the premiums, and an executive physical benefit, for which we paid the cost.

The value of these perquisites is included in the “All Other Compensation” column of the “Summary Compensation Table” on page 28.

Severance Arrangements

We provide our named executive officers with severance provisions designed to serve as a retention tool and to provide incentive for the named executive officers to focus on the best interests of shareholders in connection with the transformational components of our strategic plan given that, in certain instances, an executive’s successful completion of his or her responsibilities may result in the elimination of his or her job. These severance provisions also provide an incentive for the named executive officers to sign a release of claims against us, to refrain from competing with us and to cooperate with us both before and after their employment is terminated. When approving any agreement for employment or retention, we focus on the reasons for which severance may be triggered relative to the named executive officer’s position and responsibilities.

Each of the employment agreements with Messrs. Clarke, Bullwinkle and Mahe provide severance benefits in the event his employment is terminated by us without “cause” or if he terminates for “good reason.” The definitions of “cause” and “good reason” as applicable to these severance provisions are set forth below in the “Potential Payments upon Termination or Change in Control” discussion beginning on page 39. Mr. Clarke’s employment agreement also provides that if his employment terminates by reason of the expiration of his scheduled employment term, he is entitled to certain benefits as more fully described under “Individual Termination Arrangements” beginning on page 40.

Since 2013, the severance benefits of Mr. Kruchten were provided pursuant to the terms of an individual employment agreement with him, which became effective upon the effective date of our Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, and which we generally refer to as an Emergence Contract. The Emergence Contract had a term of three years and expired in September 2016. Since the expiration of the Emergence Contract, the severance benefits for Mr. Kruchten are provided under the Company’s Officer Severance Policy, as discussed below under “Officer Severance Policy” on this page.

Since 2013, the severance benefits of Mr. Cullimore were also provided pursuant to the terms of an Emergence Contract. However, in May 2016, in connection with the planned sale of our Prosper enterprise inkjet printing business, we entered into an individual retention agreement with Mr. Cullimore, which provides severance benefits in the event his employment is terminated by us without “cause” or if he terminates for “good reason.” The definitions of “cause” and “good reason” as applicable to these severance provisions are set forth below in the “Potential Payments upon Termination or Change in Control” discussion beginning on page 39.

The employment agreement with Mr. McMullen provided for severance benefits in the event his employment was terminated by us without “cause” or if he terminated for “good reason.” However, no severance benefits were payable as a result of Mr. McMullen’s voluntary termination of employment with the Company effective June 30, 2016.

Officer Severance Policy

In order to provide severance benefits to certain officers and employees, we have maintained an Officer Severance Policy (Policy) since November 10, 2015. The Policy provides for compensation to eligible corporate officers, in the event of a qualifying termination without “cause” or with “good reason.”

Under the Policy, “cause” is generally defined to include a participant’s failure to perform his duties or follow proper direction, violation of Company rules, possession, use or sale of controlled substances, certain actions that result in a penalty against the Company or could result in violation of law, conviction of a crime, misrepresentation or concealment of a material fact from the Company or breach of our Business Conduct Guide or his Eastman Kodak Company Employee’s Agreement. “Good reason” is generally defined to include a material diminution in compensation, authority or responsibilities, transfer to a new work site that increases the participant’s one-way commute by more than 75 miles, and failure of an acquirer or successor entity to offer the participant employment with comparable severance protection.

By its terms, the Policy does not apply to (1) our chief executive officer, (2) a corporate officer with an employment agreement with an indefinite term, or (3) an employee with an Emergence Contract during the remaining term of his or her agreement. It also does not provide benefits to any employee who, at the time of termination, is covered by another severance agreement or arrangement with the Company. Accordingly, as our CEO, Mr. Clarke is not eligible for benefits under the Policy, and neither are Messrs. Bullwinkle and Mahe because they each have an employment agreement with an indefinite term. Mr. McMullen also was not eligible for benefits under the Policy because, prior to his termination of employment effective June 30, 2016, he had an employment agreement with an indefinite term. Mr. Kruchten was entitled to severance benefits only under his Emergence Contract until it expired in September 2016, at which time he became eligible for separation pay under the Policy. Mr. Cullimore is not covered under the Policy because his individual retention agreement provides for severance benefits. Please see “Individual Termination Arrangements” beginning on page 40 for more details on the severance provisions for Messrs. Clarke, Bullwinkle and Mahe under their respective employment agreements, and the severance provisions for Mr. Cullimore under his retention agreement.

The Policy provides that a participant is generally entitled to receive separation pay equal to his or her base salary in effect as of the date of termination. However, Mr. Kruchten is eligible for grandfathered benefits under the Policy, and is entitled to separation pay at the prior level (1.5 times total target cash compensation) specified under his Emergence Contract. Payment under the Policy is conditioned on a participant’s execution of a general waiver and release and his or her compliance with the Policy’s non-disparagement provisions.

For additional information regarding the potential severance benefits payable to our named executive officers under various circumstances, please see the discussion preceding the “Severance Payments Table” beginning on page 43.

Change in Control Arrangements

The employment agreements with Messrs. Clarke, Bullwinkle and Mahe allow for payment of severance under certain conditions following a change in control (double trigger). The employment agreement for Mr. McMullen, prior to his termination of employment effective June 30, 2016, also allowed for such payments. These provisions were designed to protect against the possible loss of certain benefits after a change in control. Please see “Individual Termination Arrangements” beginning on page 40 for more details on these provisions. We believe that a double trigger is appropriate for such payments because it helps to ensure that these individuals do not receive an unintended benefit by receiving severance payments while continuing in their position following a change in control.

Additionally, under our 2013 Omnibus Incentive Plan, we may provide for accelerated exercisability, lapse of restrictions or deemed satisfaction of performance goals with respect to any outstanding awards upon a change in control. While we do not believe that automatic acceleration of vesting is appropriate upon a change in control because an executive may continue in his position, we do believe that allowing the Committee the discretion to accelerate vesting of equity awards upon a change in control is appropriate because it may not be possible to continue vesting of existing equity awards or to replace existing equity awards with comparable awards of the acquiring company’s equity, and the acceleration of vesting would provide the executives with the same rights as other shareholders to sell their equity in the Company at the time of a change in control.

PROGRAM GOVERNANCE

Risk Mitigating Policies

Recoupment (“Clawback”) Policy

The Board has a policy requiring the recoupment of bonuses paid to named executive officers in the event of certain financial restatements. Under this policy, which is posted on our website at http://ek.client.shareholder.com/supporting.cfm, we require reimbursement of a certain portion of any amounts paid to a named executive officer under EXCEL when:

●	The payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement;
●	In the Board’s view, the officer engaged in fraud or misconduct that caused the need for the restatement; and
●	A lower payment would have been made to the officer based upon the restated financial results.

In each such instance, we will, to the extent practicable, seek to recover the amount by which the named executive officer’s annual incentive payment for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Restrictions on Hedging and Pledging

Our executive officers and directors are prohibited from engaging in any transactions (such as puts, calls, options or other derivative securities) with respect to our equity securities held by them to hedge or offset any decrease in the market value of those equity securities.

Our executive officers and directors are also prohibited from purchasing our equity securities on margin, borrowing against our equity securities on margin or pledging our equity securities as collateral for a loan.

Share Ownership Guidelines

Our executive officers are expected to accumulate certain levels of ownership of our equity securities within five years of the adoption of our stock ownership guidelines on May 12, 2015, or first becoming an executive officer, as follows:

Holding Requirement
Title	Target Share Ownership	Before Target Met	After Target Met
CEO	5X base salary	50% of net-settled shares	None
Executive Vice President	3X base salary
Senior Vice President	2X base salary
Vice President and Other Officers	1X base salary

The holding requirement does not pertain to grants already received at the time of the adoption of the guidelines or to grants of equity awards made in satisfaction of the 2015 EXCEL or other variable pay program.

If an executive officer receives a promotional salary increase, we may extend that executive officer’s time to meet the ownership guidelines by one year, at our discretion.

Policy on Qualifying Compensation

When designing all aspects of compensation, we consider the deductibility of executive compensation under Section 162(m) of the Code. Section 162(m) provides that deductions are capped at compensation of $1 million paid to Covered Employees (as defined in Section 162(m)), other than compensation that is “performance-based.” Certain of our compensation arrangements may permit, but do not require, us to award compensation that meets the requirements for “performance-based” compensation under Section 162(m). Generally, whether compensation will be deductible under Section 162(m) will be a factor, but not a decisive factor with respect to our decisions. We reserve the right to administer our compensation arrangements in a manner that does not satisfy the requirements of Section 162(m) as we determine to be appropriate. We make no representation that the compensation of our named executive officers will be fully deductible for federal income tax purposes.

Say-On-Pay

In 2016, we held an advisory vote on our compensation program for our named executive officers, commonly referred to as the say-on-pay vote, which resulted in 99.7% of the votes cast approving our compensation program for our named executive officers. We evaluated the results of this vote as part of our overall assessment of our compensation program for our named executive officers. Based on this overall assessment and the strong support expressed by our shareholders, we did not make any related material changes to our compensation program for our named executive officers in 2016.

In 2014, we held an advisory vote on the frequency of our say-on-pay vote, which resulted in 99.8% of the votes cast recommending an annual frequency for the say-on-pay vote. After considering that recommendation, the Board determined that the say-on-pay vote will be held annually until the next required vote on the frequency of the say-on-pay vote to be held at our Annual Meeting of Shareholders in 2020.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Comp. ($)(4)	Change in Pension Value and Non- Qualified Deferred Comp. Earnings ($)(5)	All Other Comp. ($)(6)	Total ($)
J.J. Clarke CEO	2016	996,516	0	0	1,000,001	0	19,056	164,855	2,180,428
	2015	1,034,843	0	0	1,000,000	0	17,581	162,610	2,215,034
	2014	758,885	0	3,000,024	1,000,004	0	9,765	91,094	4,859,772
D.E. Bullwinkle CFO	2016	331,840	0	300,002	300,001	0	22,176	0	954,019
B.W. Kruchten SVP	2016	463,380	0	840,012	840,010	0	127,718	0	2,271,120
	2015	481,203	0	420,010	420,003	55,808	16,882	0	1,393,906
	2014	463,380	0	420,002	420,000	85,444	359,621	0	1,748,447
P. Cullimore(7) SVP	2016	548,434	0	100,008	100,000	0	0	64,991	813,433
	2015	561,696	0	100,008	100,004	15,177	0	77,527	854,412
E. Mahe(8) SVP	2016	434,844	0	175,006	175,001	0	0	128,050	912,901
	2015	436,830	0	175,020	175,008	39,973	0	128,157	954,988
J.N. McMullen Former CFO	2016	375,994	0	0	0	0	21,307	83,681	480,982
	2015	620,907	0	500,006	500,000	75,602	18,046	152,347	1,866,908
	2014	298,955	0	1,000,020	0	0	9,869	58,976	1,367,820

(1)	This column reports the base salary paid to each of our NEOs during each year reported. For 2016, the amount reported for Mr. McMullen includes a $67,841 cash payment for accrued vacation that was made to Mr. McMullen in connection with his termination of employment.
(2)	This column reports the grant date fair value (as calculated for financial reporting purposes), without any reduction for risk of forfeiture for all RSUs granted during each year reported. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718. For 2016, the grant date fair value of each RSU granted to Mr. Bullwinkle on July 1, 2016 was $16.24; the grant date fair value of each RSU granted to Messrs. Kruchten and Cullimore on September 3, 2016 was $15.58; the grant date fair value of each RSU granted to Mr. Kruchten on November 15, 2016 was $15.20; and the grant date fair value of each RSU granted to Mr. Mahe on April 28, 2016 was $12.32.
(3)	This column reports the grant date fair value (as calculated for financial reporting purposes), without any reduction for risk or forfeiture, for all stock option awards granted during each year reported. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value of stock options granted in 2016 are included in the table below. For additional information regarding the valuation assumptions with respect to our stock option grants, please see Note 20 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016.

Grant Date	NEOs Receiving Award	Grant Date Fair Value of Stock Option ($)	Risk-Free Rate (%)	Expected Option Life (years)	Expected Volatility (%)	Expected Dividend Yield (%)
3/12/2016	J.J. Clarke	10.19	1.40	4.5	50.7	0.00
7/1/2016	D.E. Bullwinkle	16.24	0.93	4.5	48.0	0.00
9/3/2016	B.W. Kruchten	15.58	1.13	4.5	44.3	0.00
11/15/2016	B.W. Kruchten	15.20	1.65	4.9	46.7	0.00
9/3/2016	P. Cullimore	15.58	1.13	4.5	44.3	0.00
4/28/2016	E. Mahe	12.32	1.19	4.5	50.6	0.00

(4)	The amounts in this column reflect payments under EXCEL for performance in 2016, 2015 and 2014. Please see the “Grants of Plan-Based Awards Table” on page 33 for the potential payouts for fiscal year 2016 for each NEO, which depend on performance. For a description of the performance criteria, please see “EXCEL Design and Performance Results” beginning on page 22. For 2015, Mr. Clarke requested that no payment of his 2015 EXCEL award be made to him to allow for the allocation of his earned amount to other participants in our 2015 variable incentive arrangements (excluding our NEOs and other Section 16 officers). Although the Committee was willing to approve payment to Mr. Clarke of his 2015 EXCEL award for an amount of $168,000, the Committee honored Mr. Clarke’s request and did not approve payment of his 2015 EXCEL award to him. Payment of 2015 EXCEL awards to our other NEOs was made by granting fully vested RSUs, with the number of shares determined by dividing the specified amount by the closing price of our stock on March 18, 2016 ($12.41). The RSUs granted to our NEOs in payment of their 2015 EXCEL awards were for the following number of shares: Mr. McMullen, 6,092 shares; Mr. Kruchten, 4,497 shares; Mr. Cullimore, 1,223 shares and Mr. Mahe, 3,221 shares; and were paid in April 2016.
(5)	This column reports the aggregate change in the present value of the NEO’s accumulated benefits under their applicable pension plan (KRIP, KURIP), to the extent the NEO participates in such arrangement. Messrs. Clarke, Bullwinkle, Kruchten and McMullen participate in KRIP. Mr. Kruchten also has a frozen benefit under KURIP. Mr. Cullimore participates in the Switzerland Pension, which is a defined contribution plan. Mr. Mahe does not participate in a Company-sponsored pension plan. The determination of the Change in Pension Value is highly dependent upon the discount rate and/or interest rate utilized, which may change based on the interest rate environment, thereby impacting the reported Change in Pension Value from year to year. The breakdown of these figures is shown in the table below:

Name	2014			2015			2016
	Change in Pension Value ($)	Above- Market Interest ($)	Total Value ($)	Change in Pension Value ($)	Above- Market Interest ($)	Total Value ($)	Change in Pension Value ($)(a)	Above- Market Interest ($)	Total Value ($)
J.J. Clarke	9,765	0	9,765	17,581	0	17,581	19,056	0	19,056
D.E. Bullwinkle	N/A	N/A	N/A	N/A	N/A	N/A	22,176	0	22,176
B.W. Kruchten	359,621	0	359,621	16,882	0	16,882	127,718	0	127,718
P. Cullimore(b)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
E. Mahe(c)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
J.N. McMullen(d)	9,869	0	9,869	18,046	0	18,046	21,307	0	21,307

(a)	The primary actuarial assumption changes used to calculate Pension Values for 2016 were a decrease in the discount rate for KRIP, no change in the lump sum interest rate and an update to the mortality table used to calculate the present value of annuities for KRIP. The Pension Values for Messrs. Clarke, Bullwinkle, Kruchten and McMullen were driven primarily by their respective cash balance accruals under KRIP during 2016. Upon his resignation, effective June 30, 2016, Mr. McMullen received a lump sum of $49,222, which was the final value of his cash balance accrual.
(b)	Mr. Cullimore participates in the Switzerland Pension, a defined contribution plan.
(c)	Mr. Mahe does not participate in a Company-sponsored pension plan.
(d)	Mr. McMullen’s Pension Value for 2016 increased by $21,307. Upon his resignation, effective June 30, 2016, Mr. McMullen received a lump sum of $49,222, which was the final value of his cash balance accrual.

(6)	The table below shows the components of the All Other Compensation column for 2016:

Name	Amount ($)
J.J. Clarke(a)	164,855
D.E. Bullwinkle	0
B.W. Kruchten	0
P. Cullimore(b)	64,991
E. Mahe(c)	128,050
J.N. McMullen(d)	83,681

	(a)	Other compensation for Mr. Clarke includes $60,000 for housing and travel expense allowances for 2016 and $104,855 for an income and employment tax gross-up payment on the amount of the housing and travel expense allowances for 2016.
	(b)	Mr. Cullimore received a monthly car allowance of $1,320 (CHF 1,300), which is paid directly to him as a monthly lump sum subject to tax. Accordingly, other compensation for Mr. Cullimore includes $15,844 (CHF 15,600) paid to him in 2016 as a car allowance. We also contributed $46,302 (CHF 45,589) to the Switzerland Pension on behalf of Mr. Cullimore, which includes life (disability and death) insurance coverage, and paid $2,845 (CHF 2,801) in premiums for accident (disability and death) insurance for Mr. Cullimore. The amounts shown for Mr. Cullimore were converted from Swiss francs to U.S. dollars using a 2016 average exchange rate of 1.01563.
	(c)	Other compensation for Mr. Mahe includes $82,620 (SGD 114,000) paid as a housing allowance, $43,484 (SGD 60,000) paid as a car allowance, $1,439 (SGD 1,986) in insurance premiums that the Company paid to provide disability and life insurance benefits to Mr. Mahe and $507 (SGD 700) to provide an executive physical benefit to Mr. Mahe. The amounts shown for Mr. Mahe were converted from Singapore dollars to U.S. dollars using a 2016 average exchange rate of 0.72474.
	(d)	Other compensation for Mr. McMullen includes $32,308 for housing and travel expense allowances for 2016 and $51,373 for an income and employment tax gross-up payment on the amount of the housing and travel expense allowances for 2016.
(7)	Amounts shown for Mr. Cullimore were converted from Swiss francs to U.S. dollars using a 2016 average exchange rate of 1.01563.
(8)	Amounts shown for Mr. Mahe were converted from Singapore dollars to U.S. dollars using a 2016 average exchange rate of 0.72474.

EMPLOYMENT AGREEMENTS

The material terms of employment agreements that named executive officers have with us are described below. The levels of salary, annual variable pay and long-term incentive compensation, as well as the material considerations that we take into account in establishing target levels for each of these elements, are described in the “Compensation Discussion and Analysis” beginning on page 18.

During 2016, each named executive officer had or entered into an individual employment arrangement with us.

Jeffrey J. Clarke

We have employed Mr. Clarke under an employment agreement effective March 12, 2014, with the scheduled term ending March 12, 2017. Under his employment agreement, Mr. Clarke was eligible for the following in 2016:

●	An annual base salary of $1 million;
●	Participation in our EXCEL Plan, with an annual target opportunity of 100% of base salary and a maximum of 200% of target;
●	A grant of stock options having an aggregate grant date fair value of $1,000,000, which vest over a three-year period (33.3% vests each year);
●	A housing and travel allowance of $5,000 (net of taxes) per month;
●	Participation in all benefit plans, policies and arrangements that are provided to employees generally; and
●	Certain severance benefits as described under “Individual Termination Arrangements” beginning on page 40.

As of March 30, 2017, the Board approved our entering into an amended and restated employment agreement with Mr. Clarke, effective as of March 12, 2017, for a new three-year term.

David E. Bullwinkle

We have employed Mr. Bullwinkle under an employment agreement effective July 1, 2016 with no scheduled term ending date. Under this employment agreement, Mr. Bullwinkle was eligible for the following in 2016:

●	An annual base salary of $400,000 effective July 1, 2016;
●	Participation in our EXCEL Plan with an annual target opportunity of 65% of base salary and a maximum of 200% of target;
●	Consideration for a grant of equity having a grant date value in an amount determined by the Committee each year in its discretion;
●	Participation in all benefit plans, policies and arrangements that are provided to employees generally; and
●	Certain severance benefits, as described under “Individual Termination Arrangements” beginning on page 40.

Brad W. Kruchten

We employed Mr. Kruchten under an emergence employment agreement effective September 3, 2013, with a scheduled term ending date of September 3, 2016. Under this employment agreement, Mr. Kruchten was eligible for the following in 2016 (prior to the expiration of his employment agreement on September 3, 2016):

●	An annual base salary of $465,000;
●	Participation in our EXCEL Plan, with an annual target opportunity of 75% of base salary;
●	A grant of restricted stock units and stock options having an aggregate grant date fair value of $840,000;
●	Participation in all benefit plans, policies and arrangements that are provided to employees generally; and
●	Certain severance benefits, as described under “Individual Termination Arrangements” beginning on page 40.

Philip Cullimore

We employed Mr. Cullimore under an employment agreement effective January 1, 2011, with an amendment effective January 1, 2013 and a further amendment effective September 3, 2013, with a scheduled term ending date of September 3, 2016. Under this employment agreement, Mr. Cullimore was eligible for the following in 2016 (prior to the expiration of his employment agreement on September 3, 2016):

●	An annual base salary of CHF 540,000;
●	Participation in our EXCEL Plan, with an annual target opportunity of 50% of base salary;
●	A grant of restricted stock units and stock options having an aggregate grant date fair value of $200,000;
●	Participation in all benefit plans, policies and arrangements that are provided to similarly situated executives in Switzerland; and
●	Certain severance benefits, as described under “Individual Termination Arrangements” beginning on page 40.

In May 2016, in connection with the planned sale of our Prosper enterprise inkjet printing business, we entered into an individual retention agreement with Mr. Cullimore. Under this retention agreement, Mr. Cullimore was eligible for the following in 2016:

●	A one-time individualized special retention incentive in the event of the successful closing of the planned sale of our Prosper enterprise inkjet printing business; and
●	Certain severance benefits, as described under “Individual Termination Arrangements” beginning on page 40.

Eric-Yves Mahe

We have employed Mr. Mahe under an employment agreement effective April 28, 2014 with no scheduled term ending date. Under this employment agreement, Mr. Mahe was eligible for the following in 2016:

●	An annual base salary of SGD 600,000;
●	Participation in our EXCEL Plan, with an annual target opportunity of 50% of base salary and a maximum of 200% of target;
●	A grant of restricted stock units and stock options having an aggregate grant date fair value of $250,000, which the Committee increased to $350,000 beginning in 2016;
●	A housing allowance and travel expenses under local Singapore practice;
●	Participation in all benefit plans, policies and arrangements that are provided to employees under local Singapore practice; and

●	Certain severance benefits, as described under “Individual Termination Arrangements” beginning on page 40.

John N. McMullen

We employed Mr. McMullen under an employment agreement effective June 16, 2014. Under this employment agreement, Mr. McMullen was eligible for the following in 2016 (prior to his termination of employment effective June 30, 2016):

●	An annual base salary of $600,000;
●	Participation in our EXCEL Plan, with an annual target opportunity of 75% of base salary and a maximum of 200% of target;
●	A grant of restricted stock units and stock options having an aggregate grant date fair value of $1,000,000;
●	A housing and travel allowance of $5,000 (net of taxes) per month;
●	Participation in all benefit plans, policies and arrangements that are provided to employees generally; and
●	Certain severance benefits as described under “Individual Termination Arrangements” beginning on page 40.

For more information regarding our EXCEL award program, please see the discussion following “Annual Variable Pay: Executive Compensation for Excellence and Leadership (EXCEL)” beginning on page 22; and for more information regarding our restricted stock unit and stock option awards, please see “Long-Term Incentive Compensation” on page 24.

GRANTS OF PLAN-BASED AWARDS TABLE

The compensation included in the following table reflects our annual variable pay plan (EXCEL) and the equity granted under our 2013 Omnibus Incentive Plan during 2016.

Name	Award Description	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Max. ($)(2)
J.J. Clarke	EXCEL	–	500,000	1,000,000	5,000,000
	2016 NQSO(4)	3/12/16					229,358	10.19	1,000,001
D.E. Bullwinkle	EXCEL	–	130,000	260,000	1,350,000
	2016 RSU(3)	7/1/16				18,473			300,002
	2016 NQSO(4)	7/1/16					45,942	16.24	300,001
B.W. Kruchten	EXCEL	–	174,375	348,750	2,325,000
		9/3/16				26,958			420,006
	2016 RSU(3)
		11/15/16				27,632			420,006
		9/3/16					71,308	15.58	420,004
	2016 NQSO(4)
		11/15/16					65,935	15.20	420,006
P. Cullimore	EXCEL	--	137,110	274,220	2,742,200
	2016 RSU(3)	9/3/16				6,419			100,008
	2016 NQSO(4)	9/3/16					16,978	15.58	100,000
E. Mahe	EXCEL	--	108,711	217,422	2,174,220
	2016 RSU(3)	4/28/16				14,205			175,006
	2016 NQSO(4)	4/28/16					33,461	12.32	175,001
J.N. McMullen	EXCEL	–	225,000	450,000	3,000,000

(1)	The amounts shown for the “threshold,” “target” and “maximum” levels represent the possible payouts for 2016 under EXCEL. As shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, no amounts were earned for 2016 under EXCEL. Amounts shown for Mr. Cullimore were converted from Swiss francs to U.S. dollars using a 2016 average exchange rate of 1.01563. Amounts shown for Mr. Mahe were converted from Singapore dollars to U.S. dollars using a 2016 average exchange rate of 0.72474.
(2)	The maximum amounts for EXCEL represent the maximum payout permitted under the EXCEL Plan in accordance with the formula established under the EXCEL Plan and the Administrative Guide for the 2016 Awards. The maximum EXCEL payout for Covered Employees is the lesser of: (i) 10% of the EXCEL aggregate award pool (without discretion) as of May 23, 2016; (ii) 500% of a Covered Employee’s annual base salary as of the end of the previous year; or (iii) $5 million. The maximum amount shown for EXCEL is the lesser of 500% of annual base salary or $5 million since the amount representing 10% of the EXCEL aggregate award pool is not determinable as of the grant date.
(3)	The RSUs on this line generally vest in substantially equal installments on the first, second and third anniversaries of the grant date. The RSUs granted to Mr. Kruchten on November 15, 2016 vest in substantially equal installments on the first, second and third anniversaries of September 3, 2017.
(4)	The stock options on this line generally vest in substantially equal installments on the first, second and third anniversaries of the grant date. The stock options granted to Mr. Kruchten on November 15, 2016 vest in substantially equal installments on the first, second and third anniversaries of September 3, 2017.

EXCEL: Definitions of Metrics

Metric	Definition
Operational EBITDA

Income (loss) from continuing operations excluding the provision (benefit) for income taxes; corporate components of pension and OPEB income; depreciation and amortization expense; restructuring costs; overhead costs no longer absorbed by discontinued operations; stock-based compensation expense; consulting and other costs; idle costs; manufacturing costs originally planned to be absorbed by silver halide touch screen production; other operating expense, net (unless otherwise indicated); interest expense; other charges, net and reorganization items, net.

Operational EBITDA is a non-GAAP measure. Exhibit A to this Proxy Statement sets forth the reasons for using this non-GAAP measure and a reconciliation of Operational EBITDA to the most closely comparable GAAP measure of net income attributable to the Company.

Revenue	Revenue as defined by U.S. GAAP.

Performance Gates

Compliance with financial covenants contained in the exit financing arrangements, and December 31, 2016 Consolidated Cash Balance(1) of at least $542M, excluding RED cash balance (December 31, 2015 Consolidated Cash Balance less RED cash of $4.9M).(2)

(1)

Consolidated Cash Balance means the amount of cash reported as Cash and cash equivalents within Assets in the Consolidated Statement of Financial Position as filed with the SEC on our Annual Report on Form 10-K for the year ending December 31, 2016.

(2)

Threshold adjusted down should the Company decide to use cash, subject to applicable governance approvals for: (1) repurchasing debt or equity; (2) specific Board-approved decisions on non-recurring cash use for strategic initiatives; (3) cash expenditure in excess of $5M in the aggregate for disposition or acquisition projects during the year or (4) other Board-approved non-recurring actions. Consolidated Cash Balance at December 31, 2016 includes cash proceeds from planned or unplanned asset or business sales or dispositions.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END TABLE(1)

The following table sets forth additional information concerning equity awards held by named executive officers as of December 31, 2016.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)
J.J. Clarke		229,358(4)	10.19	3/11/2023
	50,735	101,472(5)	18.46	3/11/2022
	76,628	38,315(6)	27.20	3/11/2021
					36,767(17)	569,889
D.E. Bullwinkle		45,942(7)	16.24	6/30/2023
	2,654	5,311(8)	13.76	9/2/2022
	3,564	1,785(9)	20.25	12/14/2021
	3,868	1,937(10)	23.78	9/2/2021
					21,984(18)	340,752
B.W. Kruchten		65,935(11)	15.20	11/14/2023
		71,308(12)	15.58	9/2/2023
	24,347	48,697(8)	13.76	9/2/2022
	35,486	17,746(10)	23.78	9/2/2021
					80,828(19)	1,252,834
P. Cullimore		16,978(12)	15.58	9/2/2023
	5,797	11,595(8)	13.76	9/2/2022
	8,448	4,227(10)	23.78	9/2/2021
					12,669(20)	196,370
E. Mahe		33,461(13)	12.32	4/27/2023
	2,334	4,669(14)	17.95	5/11/2022
	5,835	11,673(15)	20.44	4/27/2022
					25,136(21)	389,608
J.N. McMullen	26,164	0(16)	17.64	6/15/2022

(1)	This table includes only those grants outstanding as of December 31, 2016.
(2)	This column represents outstanding grants of RSUs.
(3)	The market value of shares, units or other rights that have not vested was calculated using a stock price of $15.50, which was the closing price of our common stock as of December 30, 2016, the last trading day of the year.
(4)	This stock option was granted on March 12, 2016 and the first of three substantially equal installments vested on March 12, 2017, and the second and third installments will vest on the second and third anniversaries of the grant date.
(5)	This stock option was granted on March 12, 2015 and the first two of three substantially equal installments vested on March 12, 2016 and March 12, 2017, respectively, and the third installment will vest on the third anniversary of the grant date.
(6)	This stock option was granted on March 12, 2014 and vested in three substantially equal installments on March 12, 2015, March 12, 2016 and March 12, 2017.
(7)	This stock option was granted on July 1, 2016 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.

(8)	This stock option was granted on September 3, 2015 and the first of three substantially equal installments vested on September 3, 2016, and the second and third installments will vest on the second and third anniversaries of the grant date.
(9)	This stock option was granted on December 15, 2014 and the first two of three substantially equal installments vested on December 15, 2015 and December 15, 2016, respectively, and the third installment will vest on the third anniversary of the grant date.
(10)	This stock option was granted on September 3, 2014 and the first two of three substantially equal installments vested on September 3, 2015 and September 3, 2016, respectively, and the third installment will vest on the third anniversary of the grant date.
(11)	This stock option was granted on November 15, 2016 and will vest in substantially equal installments on the first, second and third anniversaries of September 3, 2017.
(12)	This stock option was granted on September 3, 2016 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.
(13)	This stock option was granted on April 28, 2016 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.
(14)	This stock option was granted on May 12, 2015 and the first of three substantially equal installments vested on May 12, 2016, and the second and third installments will vest on the second and third anniversaries of the grant date.
(15)	This stock option was granted on April 28, 2015 and the first of three substantially equal installments vested on April 28, 2016, and the second and third installments will vest on the second and third anniversaries of the grant date.
(16)	This stock option was granted on June 16, 2015 and the first of three substantially equal installments vested on June 16, 2016, and the second and third installments would have vested on the second and third anniversaries of the grant date, but the unvested portion of the stock option was forfeited due to Mr. McMullen’s voluntary termination of employment effective June 30, 2016.
(17)	These RSUs were granted on March 12, 2014 and vested in three substantially equal installments on March 12, 2015, March 12, 2016 and March 12, 2017.
(18)	644 of these RSUs were granted on September 3, 2014 and the first two of three substantially equal installments vested on September 3, 2015 and September 3, 2016, respectively, and the third installment will vest on the third anniversary of the grant date; 647 of these RSUs were granted on December 15, 2014 and the first two of the three substantially equal installments vested on December 15, 2015 and December 15, 2016, respectively, and the third installment will vest on the third anniversary of the grant date; 2,220 of these RSUs were granted on September 3, 2015 and the first of three substantially equal installments vested on September 3, 2016, and the second and third installments will vest on the second and third anniversaries of the grant date; 18,473 of these RSUs were granted on July 1, 2016 and will vest in substantially equal installments on the first, second, and third anniversaries of the grant date.
(19)	5,888 of these RSUs were granted on September 3, 2014 and the first two of three substantially equal installments vested on September 3, 2015 and September 3, 2016, respectively, and the third installment will vest on the third anniversary of the grant date; 20,350 of these RSUs were granted on September 3, 2015 and the first of three substantially equal installments vested on September 3, 2016, and the second and third installments will vest on the second and third anniversaries of the grant date; 26,958 of these RSUs were granted on September 3, 2016 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date; and 27,632 of these RSUs were granted on November 15, 2016 and will vest in substantially equal installments on the first, second and third anniversaries of September 3, 2017.
(20)	1,404 of these RSUs were granted on September 3, 2014 and the first two of three substantially equal installments vested on September 3, 2015 and September 3, 2016, respectively, and the third installment will vest on the third anniversary of the grant date; 4,846 of these RSUs were granted on September 3, 2015 and the first of three substantially equal installments vested on September 3, 2016, and the second and third installments will vest on the second and third anniversaries of the grant date; and 6,419 of these RSUs were granted on September 3, 2016 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.
(21)	4,995 of these RSUs were granted on April 28, 2014 and the first two of three substantially equal installments vested on April 28, 2015 and April 28, 2016, respectively, and the third installment will vest on the third anniversary of the grant date; 4,078 of these RSUs were granted on April 28, 2015 and the first of three substantially equal installments vested on April 28, 2016, and the second and third installments will vest on the second and third anniversaries of the grant date; 1,858 of these RSUs were granted on May 12, 2015 and in the first of three substantially equal installments vested on May 12, 2016, and the second and third installments will vest on the second and third anniversaries of the grant date; 14,205 of these RSUs were granted on April 28, 2016 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.

OPTION EXERCISES AND STOCK VESTED TABLE

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting(1) ($)
J.J. Clarke	0	0	36,764	374,625
D.E. Bullwinkle	0	0	10,744	139,844
B.W. Kruchten	0	0	29,794	442,875
P. Cullimore	0	0	10,871	163,573
E. Mahe	0	0	11,180	132,479
J.N. McMullen	0	0	27,867	406,163

(1)	This column represents the value of RSUs that vested during 2016, based on the closing stock price on the vesting date, and includes the fully-vested RSUs granted in payment of 2015 EXCEL awards.

PENSION BENEFITS FOR 2016

The “Pension Benefits Table” below shows the present value as of December 31, 2016 of the accumulated benefits payable to our named executive officers under KRIP and KURIP, including the number of years of service credited to each named executive officer, as applicable. The methods and assumptions for calculating the present value of accumulated benefits generally follow those set forth in FASB ASC Topic 715 and are consistent with those used in our financial statements as described in Note 16 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016. The assumptions used to calculate the present value of accumulated benefits for each named executive officer are described below.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J.J. Clarke(1)	KRIP	2.80	46,402	0
	KURIP (post-petition)	N/A	N/A	N/A
D.E. Bullwinkle(2)	KRIP	12.35	110,768	0
	KURIP (post-petition)	N/A	N/A	N/A
B. W. Kruchten(3)	KRIP	34.58	1,805,933	0
	KURIP (post-petition)	1.62	86,692	0
P. Cullimore(4)	Switzerland Pension	N/A	N/A	N/A
E. Mahe(5)	N/A	N/A	N/A	N/A
J.N. McMullen(6)	KRIP	N/A	N/A	49,222
	KURIP (post-petition)	N/A	N/A	N/A

(1)	Mr. Clarke had been employed with us for 2.80 years as of December 31, 2016. His accumulated benefit is the value of his account value under the cash balance arrangement in KRIP.
(2)	Mr. Bullwinkle had been employed with us for 12.35 years as of December 31, 2016. His accumulated benefit is the value of his account value under the cash balance arrangement in KRIP.
(3)	The present value of Mr. Kruchten’s accumulated benefit assumes he will remain in service until age 60. His benefit from the traditional portion of KRIP is assumed to be payable as an annuity. His benefit from the cash balance portion of KRIP is assumed to be payable as a lump sum. Mr. Kruchten’s post-petition KURIP benefit of $86,692 is payable to him as a lump sum upon his termination of employment with us (less applicable withholding and subject to compliance with Code Section 409A). This amount was fixed following our emergence from bankruptcy.
(4)	Mr. Cullimore participates in the Switzerland Pension, a defined contribution plan.
(5)	Mr. Mahe does not participate in a Company-sponsored pension plan.
(6)	Upon his resignation, effective June 30, 2016, Mr. McMullen received a lump sum of $49,222, which was the final value of his cash balance accrual.

Tax-Qualified Retirement Plan: Kodak Retirement Income Plan (KRIP)

We fund a tax-qualified defined benefit pension plan known as the Kodak Retirement Income Plan (KRIP) for all U.S. employees. Effective January 1, 2000, we amended KRIP to include a cash balance component. KRIP’s cash balance component covers employees hired before March 1, 1999 who elected that coverage and all new U.S. employees hired on or after March 1, 1999, including Messrs. Clarke, Bullwinkle and McMullen. Mr. Kruchten participated in KRIP’s traditional defined benefit component.

On January 1, 2015, we froze all benefit accruals in the traditional component of KRIP for all participants. Beginning on that date, all future accruals in KRIP will be made under the cash balance component for all participating employees in an amount equal to 7% of the employee’s monthly pay, which was previously 4% for cash balance participants. Consequently, accruals for Mr. Kruchten after that date are made under that component.

Cash Balance Component
Under KRIP’s cash balance component, a hypothetical account is established for each participating employee and, for every month the employee works, the employee’s account is credited with an amount equal to 7% of the employee’s monthly pay (i.e., base salary and EXCEL awards, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays). Prior to January 1, 2015, the cash balance component provided a credit of 4% of an employee’s monthly pay. In addition, the ongoing balance of the employee’s account earns interest at the 30-year Treasury bond rate. Before 2015, employees vested in their account balance after completing three years of service. Beginning on January 1, 2015, all active employees were immediately vested. Vested benefits under the cash balance component are payable upon normal retirement (age 65), termination or death. Participants in the cash balance component of the plan may choose from among various forms of benefits such as a lump sum, a joint and survivor annuity and a straight life annuity.

Traditional Defined Benefit Component
Under the traditional defined benefit component of KRIP, which was frozen as of January 1, 2015, benefits are based upon a participating employee’s average participating compensation (APC). The plan defines APC as one-third of the sum of the employee’s participating compensation for the highest consecutive 39 periods of earnings over the 10 years ending immediately prior to the earlier of December 31, 2014, retirement, or termination of employment. Participating compensation is base salary and any EXCEL award, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays.

For a participating employee with up to 35 years of accrued service, the annual normal retirement income benefit is calculated by multiplying the employee’s years of accrued service by the sum of: (a) 1.3% of APC, plus (b) 1.6% of APC in excess of the average Social Security wage base. For an employee with more than 35 years of accrued service, the amount is increased by 1% for each year in excess of 35 years.

The retirement income benefit is not subject to any deductions for Social Security benefits or other offsets. Participants in the traditional defined benefit component of the plan may choose from among optional forms of benefits such as a straight life annuity, a qualified joint and 50% survivor annuity, other forms of annuity or a lump sum.

An employee may be eligible for normal retirement, early retirement benefits, vested benefits or disability retirement benefits under the traditional defined benefit component depending on the employee’s age and total service when employment with us ends. An employee is entitled to normal retirement benefits at age 65. For early retirement benefits, an employee must have reached age 55 and have at least 10 years of service or, for certain employees, have a combined age and total service equal to 75. Generally, the benefit is reduced if payment begins before age 65. Prior to 2015, employees became vested in their accrued benefit after completing three years of service with us. Beginning January 1, 2015, vesting is immediate.

Non-Qualified Retirement Plan: Kodak Unfunded Retirement Income Plan (KURIP)

Mr. Kruchten was the only named executive officer eligible to receive benefits under the Kodak Unfunded Retirement Income Plan (KURIP). KURIP was an unfunded retirement plan designed to provide our U.S. employees with pension benefits that (1) made up for the Code’s limitations on allocations and benefits that may be paid under KRIP and SIP, and (2) recognize deferred compensation that is ignored when calculating benefits under KRIP and SIP.

Benefits due under KURIP were payable upon a participating employee’s termination of employment or death. Upon our emergence from bankruptcy, KURIP was terminated and, as a result, each participating employee’s pre-petition benefit was settled in the form of an equity distribution, consistent with treatment for other similarly situated general unsecured creditors, and post-petition benefits were calculated using September 3, 2013 as the hypothetical last day of employment with us. The post-petition benefit is frozen and payable as a lump sum upon the participating employee’s termination of employment with us (less applicable withholding and subject to compliance with Code Section 409A).

NON-QUALIFIED DEFERRED COMPENSATION FOR 2016

None of our named executive officers have non-qualified deferred compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The discussion below regarding the amounts payable to our named executive officers upon certain employment terminations and a double trigger change in control reflects the amounts payable under our outstanding arrangements as of December 31, 2016.

Potential Benefits upon Termination for Reasons other than Change in Control

Each of our named executive officers is or was eligible to receive certain severance payments and benefits in connection with termination of employment under various circumstances. The potential severance benefits payable to our named executive officers in the event of termination of employment on December 31, 2016, pursuant to their employment and retention agreements with us, and the Officer Severance Policy, are described below. For Mr. McMullen, the Severance Payments Table below shows the actual amounts to which he was entitled as a result of his termination of employment effective June 30, 2016.

Actual amounts paid or distributed to our named executive officers as a result of one of the separation events occurring in the future may be different from those described below due to the fact that many factors affect the amounts of any payments described under the various separation events. For example, factors that could affect the amounts payable include the executive’s base salary and our stock price. At the time of separation of a named executive officer, we may approve severance terms that vary from those provided in the named executive officer’s pre-existing individual employment agreement(s), if any, or in relevant employee benefit plans.

In addition to the benefits outlined in our named executive officers’ employment and retention agreements, and the Officer Severance Policy, Messrs. Clarke, Bullwinkle, Kruchten and McMullen were eligible to receive any benefits provided under our benefit and compensation plans applicable to U.S. employees generally, such as distributions under SIP, outplacement services under our Termination Allowance Plan, frozen KURIP benefits (for Mr. Kruchten), disability benefits and accrued vacation pay (for Messrs. Clarke and McMullen, residents of the State of California), in accordance with those plans and policies. Mr. Cullimore will be eligible to receive any benefits provided under the benefit plans, policies and arrangements (other than severance) that are provided to similarly situated executives in Switzerland. Mr. Mahe will be eligible to receive any benefits provided under the benefit plans, policies and arrangements (other than severance) that are provided to employees under local Singapore practice. Our named executive officers will also be eligible to receive any present value of accrued benefits as set forth in “Pension Benefits for 2016” beginning on page 37.

Following termination of employment, each of our named executive officers is subject to compliance with the post-termination restrictive covenants set forth in his or her Eastman Kodak Company Employee’s Agreement, in addition to any covenants under individual arrangements with us. These covenants generally prohibit our named executive officers from disclosing our proprietary or confidential information, engaging in certain activity in competition with us for up to 18 months after termination of employment with us and for one year after termination of employment with us, from soliciting any of our employees to leave employment with us, or soliciting any of our customers or suppliers to do business with any of our competitors. The respective employment agreements of certain named executive officers also contain post-termination restrictive covenants:

●	Messrs. Clarke, Mahe and McMullen are prohibited from engaging in certain activity in competition with us, soliciting any of our employees to leave employment with us, or soliciting any of our customers to do business with any of our competitors (or reduce its business with us), for 18 months after termination of his respective employment with us.

For any unvested stock options or restricted stock unit awards, related restriction periods may lapse pursuant to the terms of the awards depending on the circumstances surrounding a named executive officer’s termination of employment. We may waive any restrictions or accelerate vesting if an executive’s termination is determined to be without “cause” or for “good reason.”

For purposes of these employment agreements:

●	“Cause” is generally defined as the named executive officer’s failure to perform or gross negligence in performing his duties, conviction of a crime, or a material breach of his employment agreement, our Business Conduct Guide or his Eastman Kodak Company Employee’s Agreement.
●	“Good reason” is generally defined as an adverse change in the named executive officer’s title or responsibilities, a material breach of his agreement by us, or the failure of any successor to us to assume obligations under his employment agreement.

Potential Benefits upon Termination following a Change in Control (Double Trigger)

Our employment agreements with Messrs. Clarke, Bullwinkle and Mahe (and previously with Mr. McMullen) provide for payments if there is a termination of the individual within two years following a “change in control” (commonly referred to in combination as a “double trigger”).

●	A “change in control” generally occurs upon (i) any person or group becoming the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power to elect directors, (ii) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving us that requires the approval of our shareholders, (iii) a sale of all or substantially all of our assets (other than to an affiliate); or (iv) approval by our shareholders of a complete liquidation or dissolution of us.

In the event of a termination within two years following a change in control, Messrs. Clarke, Bullwinkle and Mahe (and previously Mr. McMullen) would be entitled to receive the same payments and benefits that they would receive upon a termination of employment for good reason. Please see “Potential Benefits upon Termination for Reasons other than Change in Control” beginning on page 39 and “Individual Termination Arrangements” below for a description of those payments and benefits.

Individual Termination Arrangements

Under their employment agreements, Messrs. Clarke, Bullwinkle and Mahe (and previously Mr. McMullen) are eligible to receive severance benefits payable in connection with termination without cause or with good reason, subject to:

●	Execution of a general release and covenant not to sue in favor of us;
●	Compliance with a non-compete agreement after termination of employment; and
●	In the case of Messrs. Clarke and Bullwinkle (and previously Mr. McMullen), the understanding that severance payments provided under the employment agreements are in lieu of those provided under our Termination Allowance Plan.
●	In the case of Mr. Mahe, the understanding that severance payments provided under the employment agreement are in lieu of those provided under any local severance provisions offered to other Singapore-based employees.

Any severance benefits payable to a named executive officer under an employment or retention agreement will reduce the amount of any severance benefits payable under the Officer Severance Policy.

Jeffrey J. Clarke

Under the terms of his employment agreement effective March 12, 2014, Mr. Clarke would be eligible for certain severance benefits in the event his employment is terminated. The amount and nature of the severance benefits he would be eligible to receive vary depending on the circumstances surrounding termination as described below:

Termination by Us without Cause or by the Named Executive Officer with Good Reason. Under the terms of Mr. Clarke’s employment agreement effective March 12, 2014, if the employment of Mr. Clarke is terminated by us without cause or by him with good reason (including an involuntary termination within two years following a change in control), he would be eligible to receive (less applicable withholding and subject to Code Section 409A compliance):

●	An amount equal to his base salary for the year his termination notice is given multiplied by 2, plus his accrued but unused vacation;
●	Continued vesting of his equity grant(s) in accordance with the terms of such award(s) without regard to any continued employment condition; and
●	Annual incentive eligibility consisting of EXCEL as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Termination by Us for Cause or by the Named Executive Officer without Good Reason. If the employment of Mr. Clarke is terminated by us for cause or by him without good reason, he would receive an amount equal to his accrued but unused vacation, but he would not be eligible to receive any severance benefits, and he would forfeit any unvested equity-based compensation.

Termination for Disability or Death. Under the terms of Mr. Clarke’s employment agreement effective March 12, 2014, in the event the employment of Mr. Clarke is terminated due to his disability or death, he or his estate, as applicable, would be eligible to receive (less applicable withholding and subject to Code Section 409A compliance) an amount equal to his accrued but unused vacation, continued vesting of any awards granted under our 2013 Omnibus Incentive Plan in accordance with the terms of such awards and a pro rata EXCEL award, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Change in Control. No payments are made in connection with a change in control unless the change in control is followed by an involuntary termination within two years following the change in control, in which case Mr. Clarke then would be eligible to receive the severance benefits described above for a “Termination by Us without Cause or by the Named Executive Officer with Good Reason.”

End of Scheduled Term. If the employment of Mr. Clarke is terminated after the end of the scheduled term of his employment agreement, Mr. Clarke would be eligible to receive (less applicable withholding and subject to Code Section 409A compliance):

●	An amount equal to his accrued but unused vacation;
●	Any earned, but unpaid, EXCEL award for the prior performance year;
●	A bonus award under EXCEL in respect of the fiscal year in which the end of the scheduled term occurs, based on actual achievement of performance targets and the applicable Administrative Guide or Award Notice, which amount shall not be prorated; and
●	Continued vesting of any awards granted under our 2013 Omnibus Incentive Plan in accordance with the terms of such awards.

David E. Bullwinkle

Under the terms of his employment agreement, Mr. Bullwinkle will be eligible for certain severance benefits in the event his employment is terminated. The amount and nature of the severance benefits he would be eligible to receive vary depending on the circumstances surrounding termination as described below:

Termination by Us without Cause or by the Named Executive Officer with Good Reason. If employment of Mr. Bullwinkle is terminated by us without cause or by him with good reason, he is eligible to receive (less applicable withholding and subject to Code Section 409A compliance):

●	An amount equal to his annual base salary;
●	Continued vesting of his equity grants in accordance with the terms of such awards; and
●	Annual Incentive eligibility consisting of EXCEL as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Termination by Us for Cause or by the Named Executive Officer without Good Reason. If the employment of Mr. Bullwinkle is terminated by us for cause or by him without good reason, he is not eligible to receive any severance benefits and he forfeits any unvested equity-based compensation.

Termination for Disability or Death. In the event the employment of Mr. Bullwinkle is terminated due to his disability or death, he or his estate, as applicable, will be eligible to receive (less applicable withholding and subject to Code Section 409A compliance) continued vesting of his equity awards in accordance with the terms of such awards and a pro rata EXCEL award, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Change in Control. No payments are made in connection with a change in control unless the change in control is followed by an involuntary termination within two years following the change in control, in which case Mr. Bullwinkle then would be eligible to receive the severance benefits described above for a “Termination by Us without Cause or by the Named Executive Officer with Good Reason.”

Philip Cullimore

Under the terms of his retention agreement, Mr. Cullimore will be eligible for certain severance benefits in the event his employment is terminated by us without “cause” or by him with “good reason.” If the employment of Mr. Cullimore is terminated by us without cause or by him with good reason, he is eligible to receive (subject to any applicable legal requirements):

●	An amount equal to his Total Target Cash Compensation (base salary plus EXCEL target award) for the year his termination notice is given;
●	Mr. Cullimore’s annual incentive will be governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice; and
●	Continued vesting of his equity grants in accordance with the terms of such awards without regard to any continued employment condition.

Any severance payments to Mr. Cullimore under his retention agreement are in lieu of those provided under any local severance provisions offered to other Swiss-based employees.

Termination by Us for Cause or by the Named Executive Officer without Good Reason. If the employment of Mr. Cullimore is terminated by us for cause or by him without good reason, he is not eligible to receive any severance benefits and he forfeits any unvested equity-based compensation.

Eric-Yves Mahe

Under the terms of his employment agreement, Mr. Mahe will be eligible for certain severance benefits in the event his employment is terminated. The amount and nature of the severance benefits he would be eligible to receive vary depending on the circumstances surrounding termination as described below:

Termination by Us without Cause or by the Named Executive Officer with Good Reason. If the employment of Mr. Mahe is terminated by us without cause or by him with good reason, he is eligible to receive (less applicable withholding):

●	An amount equal to his annual base salary;
●	Mr. Mahe’s annual incentive will be governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice; and
●	Continued vesting of his equity grants in accordance with the terms of such awards.

Termination by Us for Cause or by the Named Executive Officer without Good Reason. If the employment of Mr. Mahe is terminated by us for cause or by him without good reason, he is not eligible to receive any severance benefits and he forfeits any unvested equity-based compensation.

Termination for Disability or Death. In the event the employment of Mr. Mahe is terminated due to his disability or death, he or his estate, as applicable, will be eligible to receive (less applicable withholding) continued vesting of his equity awards in accordance with the terms of such awards.

John N. McMullen

Under the terms of his employment agreement effective June 16, 2014, Mr. McMullen was eligible for certain severance benefits in the event his employment was terminated, depending on the circumstances surrounding termination. Mr. McMullen’s employment agreement provided that if his employment was terminated by us for cause or by him without good reason, he would receive an amount equal to his accrued but unused vacation, but would not be eligible to receive any severance benefits, and he would forfeit any unvested equity-based compensation. Due to his voluntary termination of employment effective June 30, 2016, no severance benefits were payable to Mr. McMullen.

Payment of Nonqualified Deferred Compensation upon Termination

Upon termination of employment for any reason, Mr. Kruchten is eligible to receive his benefits under KURIP in a lump sum (less applicable withholding and subject to compliance with Code Section 409A). Please see the “Pension Benefits Table” beginning on page 37 and the related discussion following such table for more information.

Potential Benefits upon Change in Control

Under our 2013 Omnibus Incentive Plan, upon a change in control, we may provide for accelerated exercisability, lapse of restrictions or deemed satisfaction of performance goals with respect to any outstanding awards. The events constituting a change in control under our 2013 Omnibus Incentive Plan include the change in control events described above for the employment agreements with Messrs. Clarke, Bullwinkle and Mahe (and previously with Mr. McMullen), and also include a change in the composition of the Board such that within a period of 24 consecutive months, individuals who were either directors at the beginning of such 24-month period or were elected or nominated by at least two-thirds of such directors cease for any reason to constitute at least a majority of the Board.

SEVERANCE PAYMENTS TABLE

The table below generally estimates the incremental amounts payable upon a termination of employment by us under various circumstances as if the named executive officer’s last date of employment was December 31, 2016, using the closing price of our common stock as of December 31, 2016, which was $15.50, and including all outstanding grants through the assumed last date of employment of December 31, 2016. The amounts shown for Mr. McMullen are the actual amounts which he was entitled to receive as a result of his termination of employment effective June 30, 2016.

	Termination Without Cause or With Good Reason(1) ($)	Termination For Cause or Without Good Reason ($)	Termination Based on Disability ($)	Termination Based on Death ($)
J.J. Clarke
Cash Severance(2)	2,000,000	0	0	0
Accrued Vacation	222,298	222,298	222,298	222,298
Restricted Stock/RSUs(3)(4)	569,889	0	569,889	569,889
Stock Options(3)(4)	1,217,891	0	1,217,891	1,217,891
EXCEL(5)	0	0	0	0
Benefits/Perquisites(6)	4,500	0	0	0
Total	4,014,578	222,298	2,010,078	2,010,078
D.E. Bullwinkle
Cash Severance(2)	400,000	0	0	0
Restricted Stock/RSUs(3)(4)	340,752	0	340,752	340,752
Stock Options(3)(4)	9,241	0	9,241	9,241
EXCEL(5)	0	0	0	0
Benefits/Perquisites(6)	4,500	0	0	0
Total	754,493	0	349,993	349,993
B.W. Kruchten
Cash Severance(2)	1,220,625	0	0	0
Restricted Stock/RSUs(3)(4)	824,538	0	824,538	824,538
Stock Options(3)(4)	84,732	0	84,732	84,732
EXCEL(5)	0	0	0	0
KURIP	86,692	86,692	86,692	86,692
Benefits/Perquisites(6)	4,500	0	0	0
Total	2,221,087	86,692	995,962	995,962
P. Cullimore(7)
Cash Severance(2)	822,660	0	0	0
Restricted Stock/RSUs(3)(4)	196,370	0	196,370	196,370
Stock Options(3)(4)	20,175	0	20,175	20,175
EXCEL(5)	0	0	0	0
Benefits/Perquisites(6)	0	0	2,031,260	406,252
Total	1,039,205	0	2,247,805	622,797

	Termination Without Cause or With Good Reason(1) ($)	Termination For Cause or Without Good Reason ($)	Termination Based on Disability ($)	Termination Based on Death ($)
E. Mahe(8)
Cash Severance(2)	434,844	0	0	0
Restricted Stock/RSUs(3)(4)	389,608	0	389,608	389,608
Stock Options(3)(4)	106,406	0	106,406	106,406
EXCEL(5)	0	0	0	0
Benefits/Perquisites(6)	0	0	1,304,532	869,688
Total	930,858	0	1,800,546	1,365,702
J.N. McMullen(9)
Cash Severance(2)	N/A	0	N/A	N/A
Accrued Vacation	N/A	67,841	N/A	N/A
Restricted Stock/RSUs(3)	N/A	0	N/A	N/A
Stock Options(3)	N/A	0	N/A	N/A
EXCEL	N/A	0	N/A	N/A
Benefits/Perquisites	N/A	0	N/A	N/A
Total	N/A	67,841	N/A	N/A
(1)	For Messrs. Clarke, Bullwinkle, Mahe and McMullen, “good reason” includes an involuntary termination within two years following a change in control.
(2)	The cash severance amounts disclosed above were calculated using base salary for Messrs. Clarke, Bullwinkle, and Mahe, and target total cash compensation (base salary plus EXCEL target award) for Messrs. Kruchten and Cullimore. Cash severance for Mr. Clarke is equal to 2 times base salary. Cash severance for Messrs. Bullwinkle and Mahe is equal to base salary. Cash severance for Mr. Kruchten is equal to 1.5 times target total cash compensation. Cash severance for Mr. Cullimore is equal to target total cash compensation. All severance cash amounts are based on salary or total target cash compensation in the year that the termination notice was given. Mr. McMullen was not entitled to receive any cash severance as a result of his termination of employment effective June 30, 2016.
(3)	The RSU and stock option awards generally have a continued vesting provision for all leaving reasons except in the case of a termination with cause or without good reason. The RSU and stock option awards granted to Mr. Kruchten on November 15, 2016 provide for accelerated vesting only for terminations on or after September 3, 2017, and only with respect to the unvested RSUs and stock options under such awards which would otherwise vest on the vesting date immediately following the date of the termination of Mr. Kruchten’s employment. Accordingly, the RSU and stock options awards granted to Mr. Kruchten on November 15, 2016 would not have vested if Mr. Kruchten’s employment had terminated on December 31, 2016.
(4)	As described under “Potential Benefits upon Change in Control” on page 42, we may provide for accelerated exercisability, lapse of restrictions or deemed satisfaction of performance goals with respect to any outstanding awards. If that discretion were exercised for the unvested equity awards held by our NEOs upon a change in control, the estimated value of that accelerated vesting based on the closing price of our common stock on December 31, 2016 for our NEOs would be $1,787,780 for Mr. Clarke, $349,993 for Mr. Bullwinkle, $1,357,347 for Mr. Kruchten, $216,545 for Mr. Cullimore and $495,919 for Mr. Mahe.
(5)	EXCEL awards for the 2016 performance period would not be payable to an NEO in the event that the NEO left us during the 2016 performance period, including without cause, for good reason, or death and disability, except that if the termination were part of a divestiture by the Company, NEOs would be eligible to be considered for a pro-rata award if the successor company did not agree to accept liability for the EXCEL award. If our NEOs had terminated on December 31, 2016 as part of a divestiture and the successor company had not agreed to accept liability for their EXCEL awards, the estimated award amounts for our NEOs would have been $0.
(6)	In the event of termination without cause, each U.S. NEO is eligible to receive outplacement services valued at $4,500 provided in accordance with our Termination Allowance Plan. In the event of termination due to disability, each U.S. NEO is eligible to receive benefits under our long-term disability plan. In the event of termination due to death, each U.S. NEO is eligible to receive $50,000 in term life insurance provided under our employee life insurance plan. In the event of Mr. Mahe’s termination due to disability, he is eligible to receive benefits under our Singapore insurance policy in the amount of $1,304,532 (SGD 1,800,000). In the event of Mr. Mahe’s termination due to death, he is eligible to receive life insurance benefits under our Singapore insurance policy in the amount of $869,688 (SGD 1,200,000). (The amounts shown for Mr. Mahe were converted from Singapore dollars to U.S. dollars using a 2016 average exchange rate of 0.72474.) In the event of Mr. Cullimore’s termination due to disability, he is eligible to receive benefits under our Switzerland insurance policy in an annual amount up to $203,126 (CHF 200,000). The estimated total amount of such payments to Mr. Cullimore through age 65 in accordance with the policy is up to $2,031,260 (CHF 2,000,000), which represents 10 annual payments. In the event of Mr. Cullimore’s termination due to death, he is eligible to receive life insurance benefits under our Switzerland insurance policy in the amount of $406,252 (CHF 400,000). (The amounts shown for Mr. Cullimore were converted from Swiss francs to U.S. dollars using a 2016 average exchange rate of 1.01563.)
(7)	Amounts shown for Mr. Cullimore were converted from Swiss francs to U.S. dollars using a 2016 average exchange rate of 1.01563.
(8)	Amounts shown for Mr. Mahe were converted from Singapore dollars to U.S. dollars using a 2016 average exchange rate of 0.72474.
(9)	Amounts shown for Mr. McMullen are the actual amounts which he was entitled to receive as a result of his termination of employment effective June 30, 2016.

DIRECTOR COMPENSATION

Introduction

Historically, our directors have been compensated through a combination of cash retainers and equity. We do not pay employee directors for Board service in addition to their regular employee compensation.

With the appointment of the new Board upon our emergence from Chapter 11 proceedings, the Board, through the Committee, conducted an analysis to determine an appropriate annual compensation structure and amount for the directors. The analysis included reference to board compensation at public companies of a size similar to us, while considering the complex issues facing our Board following our emergence from bankruptcy and our growth as a technology company. The Board also considered that the compensation structure should differ for those directors employed by our significant shareholders (Messrs. New and Smith) and as a result they do not receive equity awards. Based upon these considerations, the Board and Chair Retainers that the Board adopted effective September 2013 remained unchanged until August 11, 2015, when a new compensation structure for our non-employee directors was approved on the recommendation of our compensation consultant, as shown below.

	Cash Retainer ($)	Committee Chair/Board Chair Fee ($)	Equity Value ($)	Total Retainer ($)
Mark S. Burgess	100,000	—	150,000	250,000
James V. Continenza	100,000	50,000	250,000	400,000
Matthew A. Doheny	100,000	—	150,000	250,000
John A. Janitz	100,000	—	150,000	250,000
George Karfunkel	100,000	—	150,000	250,000
Jason New	180,000	20,000	—	200,000
William G. Parrett	100,000	20,000	150,000	270,000
Derek Smith	180,000	20,000	—	200,000

2016 Director Compensation Table

Our non-employee directors received the following compensation in 2016:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Mark S. Burgess	100,000		150,004	250,004
James V. Continenza	161,753	(2)	250,003	411,756
Matthew A. Doheny	100,000		150,004	250,004
John A. Janitz	100,000		150,004	250,004
George Karfunkel	100,000		150,004	250,004
Jason New	200,000		0	200,000
William G. Parrett	120,000		150,004	270,004
Derek Smith	200,000		0	200,000
(1)	The 2016 equity award was granted effective January 8, 2016 as RSUs, and will vest after one year. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718.
(2)	Mr. Continenza received a pro-rata portion of his increased Chair fee for 2015 in 2016.

The following table reports the outstanding stock awards and stock option awards held by each of the non-employee directors at the end of fiscal year 2016:

Aggregate Stock and Option Awards Outstanding at Fiscal Year End

	Restricted Stock Units		Stock Options
Name	Unvested (#)	Vested (#)	Unvested (#)	Vested (#)
Mark S. Burgess	16,938	15,290	0	0
James V. Continenza	27,503	29,071	0	0
Matthew A. Doheny	16,648	14,710	0	0
John A. Janitz	16,648	14,710	0	0
George Karfunkel	16,648	14,710	0	0
Jason New	0	0	0	0
William G. Parrett	16,648	0	0	0
Derek Smith	0	0	0	0

Share Ownership Guidelines

Our directors are subject to share ownership guidelines, which were adopted on August 11, 2015. Our directors are required to accumulate certain levels of ownership of our equity securities within five years of such date, or, if later, within five years of first becoming a director, as follows:

Holding Requirement
Title	Target Share Ownership	Before Target Met	After Target Met
Director	3X annual cash retainer	None	None

Deferred Compensation

Effective December 26, 2013, we adopted the Deferred Compensation Plan for Directors, which allows non-employee directors to defer some or all of their Board Retainer and restricted stock unit awards into a phantom stock account.

Pursuant to this plan, the following directors elected to defer restricted stock unit awards granted on January 8, 2016:

●	James V. Continenza - 23,878 RSUs (100%);
●	Matthew A. Doheny - 14,327 RSUs (100%); and
●	Mark S. Burgess - 7,164 RSUs (50%).

Expense Reimbursement

We reimburse our directors for reasonable travel expenses incurred in connection with attending Board, Committee and shareholder meetings and other Board business events.

PROPOSAL 2

PROPOSAL 2 - ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our named executive officers are identified in the Compensation Discussion and Analysis of this Proxy Statement. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, you are voting on a proposal, commonly known as a “say-on-pay” proposal, which gives our shareholders the opportunity to endorse or not endorse our named executive officer pay programs and policies through the following resolution:

RESOLVED, that the shareholders approve the compensation of Eastman Kodak Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders (which disclosure includes the Compensation Discussion and Analysis, compensation tables and related narrative discussion).

As discussed in the Compensation Discussion and Analysis, we believe that our executive compensation program is designed to attract, motivate and retain individuals with the skills required to achieve our business objectives. Our compensation strategy is to provide opportunities to incentivize and reward our named executive officers when they deliver defined performance results that are based on success in a diverse set of businesses. We also align the interests of our executives with those of our shareholders and our long-term interests through stock ownership. We believe that the compensation of our named executive officers for 2016 was appropriate and aligned with our performance results and strategic plan.

In order to be approved on an advisory basis, this proposal must receive the affirmative vote of the majority of votes cast. Because your vote is advisory, it will not be binding on our Board of Directors. However, our Board values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements as it deems appropriate.

The Board of Directors recommends you vote FOR the advisory resolution approving the compensation of our named executive officers as described in the Compensation Discussion and Analysis, compensation tables and related narrative discussion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL SECURITY OWNERSHIP OF MORE THAN 5% OF THE COMPANY’S SHARES

The table below presents certain information as of March 29, 2017 regarding the persons known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock and Series A convertible preferred stock, with percentages based on 42,451,096 shares of common stock outstanding and 2,000,000 shares of Series A convertible preferred stock outstanding.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percent of Class Beneficially Owned	Number of Shares of Series A Convertible Preferred Stock Beneficially Owned	Percent of Class Beneficially Owned
Blackstone Holdings I/II GP Inc., et al
c/o The Blackstone Group L.P.
345 Park Avenue
New York, New York 10154	8,938,916	(1)	21.1%	--	--
BlueMountain Capital Management, LLC, et al
280 Park Avenue, 12th Floor
New York, New York 10017	7,359,481	(2)	17.1%	--	--
Franklin Mutual Advisers, LLC
101 John F. Kennedy Parkway
Short Hills, New Jersey 07078-2789	3,169,991	(3)	7.5%	--	--
GKarfunkel Family LLC
126 East 56th Street, 15th Floor
New York, New York 10022	2,513,006	(4)	5.9%	--	--
Moses Marx
160 Broadway
New York, New York 10038	5,382,656	(5)	12.6%	--	--
Paradice Investment Management LLC, et al
257 Fillmore Street, Suite 200
Denver, Colorado 80206	2,582,004	(6)	6.1%	--	--
Southeastern Asset Management, Inc., et al
6410 Poplar Avenue, Suite 900
Memphis, Tennessee 38119	12,154,200	(7)	22.5%	2,000,000(7)	100%
(1)	Blackstone Holdings I/II GP Inc., reports sole voting and dispositive power with respect to 8,875,211 shares of our common stock, FS Investment Corporation reports sole voting and dispositive power with respect to 61,859 shares of our common stock, and FS Investment Corporation II reports sole voting and dispositive power with respect to 1,846 shares of our common stock. Based on a closing price of $13.99 per share of our common stock on October 13, 2016, the amount reported by Blackstone Holdings I/II GP Inc. does not include shares of our common stock issuable upon the exercise of 230,820 net-share settled warrants to purchase shares of our common stock that may be deemed to be beneficially owned by certain of the reporting persons but that cannot be settled for shares of our common stock pursuant to the terms thereof. This information is based on Amendment No. 5 to Schedule 13D filed with the SEC by Blackstone Holdings I/II GP Inc., et al on October 18, 2016.
(2)	BlueMountain Capital Management, LLC (BlueMountain) serves as investment manager to various funds and reports shared voting and dispositive power with respect to 7,359,481 shares of our common stock directly owned by the funds. This amount includes 511,358 net-share settled warrants to purchase shares of our common stock. This information is based on Amendment No. 3 to Schedule 13D filed with the SEC on March 16, 2017 by BlueMountain, et al. and subsequent Form 4s filed with the SEC by BlueMountain, et al.
(3)	Franklin Mutual Advisers, LLC reports sole voting and dispositive power with respect to all 3,169,991 shares, which includes 97,164 net-share settled warrants to purchase shares of our common stock. Franklin Mutual Quest Fund, a series of Franklin

Mutual Series Funds and an investment company registered under the Investment Company Act of 1940, has an interest in all 3,169,991 shares (including the 97,164 net-share settled warrants to purchase shares of our common stock). This information is based on Amendment No. 2 to Schedule 13G filed with the SEC on February 3, 2017 by Franklin Mutual Advisers, LLC, reporting beneficial ownership as of December 31, 2016.

(4)	GKarfunkel Family LLC (Family LLC) and Henry Reinhold, the sole manager of the Family LLC, have sole voting and dispositive power with respect to 2,380,154 shares and 132,852 net-share settled warrants to purchase shares of our common stock owned by the Family LLC. This information has been provided to us by advisors to the Family LLC.
(5)	Moses Marx reports shared voting and dispositive power over 3,139,741 shares of our common stock held by Momar Corporation, of which Mr. Marx serves as president, and 1,519,646 shares held by United Equities Commodities Company (United Equities), a private investment company of which Mr. Marx is a 99% general partner. The amount shown also includes 170,000 shares held by 111 John Realty Corp., in which Mr. Marx and his spouse hold a 50% interest, 8,041 shares held by Marneau Holding Company (Marneau), in which Mr. Marx holds a direct and indirect 75% interest and an aggregate of 127,214 net-share settled warrants to purchase shares of our common stock held by United Equities and Marneau. Additionally, the amount shown includes 246,574 shares held directly by Mr. Marx and an aggregate of 171,440 net-share settled warrants to purchase shares of our common stock, as to all of which Mr. Marx reports having sole voting and dispositive power. This information is based on the Schedule 13D filed jointly by Mr. Marx and Momar Corporation on September 13, 2013 and subsequent Section 16 reports filed with the SEC by Mr. Marx.
(6)	Paradice Investment Management LLC, a Delaware limited liability company, reports that it shares voting and dispositive power with respect to all 2,582,004 shares with Paradice Investment Management Pty Ltd, an Australian company with an address at Level 27, The Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia. This information is based on the Schedule 13G filed with the SEC on February 6, 2017 by Paradice Investment Management LLC, et al, reporting beneficial ownership as of December 31, 2016.
(7)	Southeastern Asset Management, Inc., a Tennessee corporation and a registered investment advisor (Southeastern), reports beneficial ownership of 12,154,200 shares of our common stock, including 11,494,200 shares issuable upon conversion of 2,000,000 shares of Series A convertible preferred stock. Southeastern shares voting power with Longleaf Partners Small-Cap Fund (Longleaf), a series of Longleaf Partners Funds Trust, a Massachusetts business trust, with respect to 10,714,319 shares. Southeastern reports no voting power with respect to 1,439,881 shares. Southeastern has sole dispositive power with respect to 205,171 shares and shares dispositive power with respect to 11,682,229 shares, including 10,714,319 shares with Longleaf. Mr. O. Mason Hawkins is the Chairman of the Board and Chief Executive Officer of Southeastern. All shares reported by Southeastern are owned by Southeastern’s investment advisory clients, including Longleaf, and none are owned directly or indirectly by Southeastern. All 10,714,319 shares reported by Longleaf are owned by Longleaf. This information is based on Amendment No. 1 to the Schedule 13G filed with the SEC on February 14, 2017 by Southeastern, et al. and information provided to us by representatives of Southeastern.

BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below presents certain information as of March 29, 2017 regarding shares of our common stock and shares of our Series A convertible preferred stock held by our directors, nominees, each of our named executive officers and all directors, nominees and executive officers as a group.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)(3)		Percent of Class Beneficially Owned (1)(2)(3)	Number of Shares of Series A Convertible Preferred Stock Beneficially Owned (1)(2)	Percent of Class Beneficially Owned (1)(2)
Directors and Nominees
Mark S. Burgess	28,314	(4)	--	--	--
Jeffrey J. Clarke(5)	381,045	(6)	--	--	--
James V. Continenza	0	(7)	--	--	--
Matthew A. Doheny	0	(8)	--	--	--
Jeffrey D. Engelberg	10,000	(9)	--	--(9)	--

John A. Janitz	31,358		--	--	--
George Karfunkel	1,430,572	(3)(10)	3.4%	--	--
Jason New	--(11)		--	--	--
William G. Parrett	2,347	(12)	--	--	--
Craig A. Rogerson	0		--	--	--
Derek Smith	--(13)		--	--	--
Named Executive Officers
Philip Cullimore	20,070	(14)	--	--	--
Brad W. Kruchten	78,869	(3)(15)	--	--	--
Eric-Yves Mahe	14,343	(16)	--	--	--
John N. McMullen	21,269	(17)	--	--	--
All directors and executive officers as a group (19 persons, including the above)	2,204,052	(18)	5.1%	--(9)	--(9)
(1)	Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options or warrants. Shares that may be acquired within 60 days are referred to in the footnotes to this table as “presently exercisable options,” “presently exercisable warrants” or restricted stock units (RSUs) that vest on a specific date. Percentages are based on 42,451,096 shares of common stock outstanding except where the person has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table), which increases the number of shares owned by such person and the number of shares outstanding. Unless otherwise indicated in the other footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to all of the shares shown as owned by the shareholder.
(2)	We have omitted percentages of less than 1% from the table.
(3)	For Messrs. Karfunkel and Kruchten and certain executive officers who are not NEOs, the amounts shown include 125% warrants to purchase shares of our common stock at an exercise price of $14.93 and 135% warrants to purchase shares of our common stock at an exercise price of $16.12. Each of these warrants entitles the holder to purchase one share of common stock; however for each warrant exercised, the holder will receive a net share amount equal to the number of shares issuable upon the exercise multiplied by the closing sale price of our common stock on the exercise date minus the exercise price, divided by the closing sale price, together with cash for any fractional shares. The shares shown and referred to in the other footnotes to this table regarding the warrants are subject to this net-share calculation.
(4)	Mr. Burgess has 3,914 shares of phantom stock credited to his account under the Deferred Compensation Plan for Directors.
(5)	Mr. Clarke is also a NEO.
(6)	The amount shown includes presently exercisable options to purchase 292,866 shares of our common stock.
(7)	Mr. Continenza has 56,574 shares of phantom stock credited to his account under the Deferred Compensation Plan for Directors.
(8)	Mr. Doheny has 31,358 shares of phantom stock credited to his account under the Deferred Compensation Plan for Directors.
(9)	Mr. Engelberg is the managing member of Additive Advisory and Capital, LLC, which receives management fees from C2W Partners Master Fund Limited, which is one of the purchasers of the Series A convertible preferred stock reported by Southeastern Asset Management, Inc. in the table “Beneficial Security Ownership of More than 5% of the Company’s Shares.” Mr. Engelberg disclaims beneficial ownership of these shares.
(10)	The amount shown includes presently exercisable warrants as follows: 125% warrants to purchase 31,451 shares of our common stock and 135% warrants to purchase 31,451 shares of our common stock.
(11)	Certain funds or accounts managed, advised or sub-advised by GSO Capital Partners LP (“GSO”) own beneficial interests in our company, including the shares of common stock and warrants reported by Blackstone Holdings I/II GP Inc., et al, in the table “Beneficial Security Ownership of More than 5% of the Company’s Shares.” GSO makes investment decisions through committees composed of senior managing directors and senior management. Mr. New is a Senior Managing Director of GSO. Mr. New disclaims beneficial ownership of these shares.

(12)	The amount shown includes presently exercisable warrants as follows: 125% warrants to purchase 13 shares of our common stock and 135% warrants to purchase 13 shares of our common stock. Mr. Parrett also has 14,327 shares of phantom stock credited to his account under the Deferred Compensation Plan for Directors.
(13)	Various private funds managed by BlueMountain hold the 7,359,481 shares (inclusive of warrants) reported in the table “Beneficial Security Ownership of More than 5% of the Company’s Shares.” Each fund has delegated voting and investment power of its investments, including the 7,359,481 shares, to BlueMountain, which is exercised by BlueMountain’s Investment Committee. Mr. Smith is a member of the Investment Committee.
(14)	The amount shown includes a presently exercisable option to purchase 14,247 shares of our common stock.
(15)	The amount shown includes 90 shares of our common stock held by Mr. Kruchten’s spouse; presently exercisable options to purchase 59,836 shares; and presently exercisable warrants as follows: Mr. Kruchten: 125% warrants to purchase 943 shares of our common stock and 135% warrants to purchase 943 shares of our common stock; Ms. Kruchten: 125% warrants to purchase 31 shares of our common stock and 135% warrants to purchase 31 shares of our common stock.
(16)	The amount shown includes presently exercisable options to purchase 8,170 shares of our common stock.
(17)	Mr. McMullen resigned as Chief Financial Officer and Executive Vice President, effective June 30, 2016. The amount shown is based on information available to the Company as of Mr. McMullen’s retirement date and may not reflect his benefits ownership as of March 29, 2017.
(18)	The amount shown includes presently exercisable options and presently exercisable warrants that vest within 60 days for executive officers who are not named executive officers as follows: options to purchase an aggregate of 123,526 shares of common stock; 125% warrants to purchase an aggregate of 1,102 shares of common stock; and 135% warrants to purchase an aggregate of 1,102 shares of common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of our common stock or our Series A convertible preferred stock to file reports of ownership and changes in ownership with the SEC. Based solely on the written representations of our directors and executive officers and copies of reports that they and persons who owned more than 10% of our common stock or Series A convertible preferred stock have filed with the SEC, we believe that all of our directors, executive officers and greater than 10% beneficial owners timely complied with the filing requirements of Section 16(a) during 2016, except for directors Mr. Burgess, Mr. Karfunkel and Mr. Parrett, who filed one late report disclosing two transactions, one late report disclosing four transactions, and one late report disclosing six transactions, respectively; Mr. Kruchten, an executive officer, who filed two late reports disclosing five transactions by his spouse; Ms. Underberg, an executive officer, who filed one late report disclosing two transactions by her spouse; Mr. O’Grady, an executive officer, who filed one late report disclosing one transaction; and GSO Special Situations Master Fund LP, a greater than 10% owner of our common stock, which filed a late Form 3 and one late report disclosing six transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTERESTED TRANSACTIONS

Our Board has adopted written policies and procedures relating to approval or ratification of “interested transactions” with “related parties.” Under these policies and procedures, which are posted on our website at http://ek.client.shareholder.com/supporting.cfm, our Governance Committee reviews the material facts of all interested transactions that require the committee’s approval. The Governance Committee will approve or disapprove the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director or board observer may participate in any discussion or approval of an interested transaction for which he or she is a related party other than providing material information concerning the interested transaction to the Governance Committee. If an interested transaction will be ongoing, the Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then, at least annually, must review and assess ongoing relationships with the related party.

Under the Board’s policies and procedures, an “interested transaction” is any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness), in which the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, our company is a participant and any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A “related party” is any person who is or was, since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, a Section 16 Executive Officer, director or nominee for election as a director or board observer (even if the person does not presently serve in that role), a beneficial owner of greater than 5% of our common stock or any immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The Board has granted standing pre-approval or ratification for the categories of interested transactions described below. In addition, any interested transaction with a related party in which the aggregate amount involved is expected to be less than $120,000 may be pre-approved by the Chair of the Governance Committee. Pre-approved interested transactions include:

●

Employment of Section 16 Executive Officers either if the related compensation is required to be reported or if the Section 16 Executive Officer is not an immediate family member of another Section 16 Executive Officer or a director, and the related compensation would be reported if the Section 16 Executive Officer was a “Named Executive Officer” and our Executive Compensation Committee approved (or recommended that the Board approve) such compensation.

●	Any compensation paid to a director if the compensation is required to be reported.
●

Any transaction with another company with which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues.

●

Any charitable contribution, grant or endowment by our company to a charitable organization, foundation or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts.

●

Any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends).

●	Any transaction involving a related party where the rates or charges involved are determined by competitive bids.
●	Any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.
●	Any transaction with a related party involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

The Governance Committee reviews pre-approved transactions at its regularly scheduled meetings. We were party to the following interested transaction with amounts exceeding $120,000 with related parties occurring since the beginning of 2016 as follows:

●

Messrs. Karfunkel, New and Smith, each of whom is a current director, are principals of or affiliated with entities that hold an equity interest in our company by virtue of a Backstop Commitment Agreement that we entered into effective upon emergence from bankruptcy in September 2013. Mr. Karfunkel is affiliated with certain trusts that collectively hold approximately 5.9% of our outstanding common stock. Mr. New is a Senior Managing Director of The Blackstone Group L.P. The Blackstone Group L.P. may be deemed to hold approximately 21.1% of our outstanding common stock. Mr. Smith is a Managing Partner and Co-Chief Investment Officer at BlueMountain Capital Management, LLC, which holds approximately 17.1% of our outstanding common stock.

●

Messrs. Rogerson and Engelberg are director nominees designated by the purchasers of the Company’s Series A convertible preferred stock pursuant to the terms of the Purchase Agreement dated as of November 7, 2016 between the Company, Southeastern Asset Management, Inc. and certain investment funds managed by Southeastern. Mr. Engelberg is the managing member of Additive Advisory and Capital, LLC, which receives management fees from C2W Partners Master Fund Limited, which is one of the purchasers of the Series A convertible preferred stock. Southeastern may be deemed to hold approximately 22.5% of our outstanding common stock and C2W may be deemed to hold approximately 2.9% of our outstanding common stock.

●

Dolores Kruchten, Director of Eastman Business Park since August 2015, is the spouse of our named executive officer, Brad Kruchten. There is no employment reporting relationship between Mr. Kruchten and Ms. Kruchten. Ms. Kruchten, as an employee, received compensation from the Company in excess of $120,000 during 2016.

PRINCIPAL ACCOUNTING FEES AND SERVICES

AUDIT AND NON-AUDIT FEES

The following fees were approved by the Audit and Finance Committee and were billed by PricewaterhouseCoopers LLP (PwC), our independent registered public accounting firm (independent accountants), for services rendered in 2016 and 2015.

Type of Service (in millions)	2016	2015
Audit Fees	$3.49	$3.90
Audit-Related Fees	0.10	1.90
Tax Fees	0.03	0.04
All Other Fees	0.05	0.00
Total	$3.67	$5.84

The audit fees related primarily to the annual audit of our consolidated financial statements (including Section 404 internal control assessment under the Sarbanes-Oxley Act of 2002) included in our Annual Reports on Form 10-K, quarterly reviews of interim financial statements included in our Quarterly Reports on Forms 10-Q, and statutory audits of certain of our subsidiaries.

The audit-related fees for 2016 related to audit services for regulatory filings and for 2015 related to assurance and related services.

Tax fees in 2016 and 2015 were for tax compliance and consulting services.

All other fees for 2016 were related to non-audit related compliance services.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED BY OUR INDEPENDENT ACCOUNTANTS

The Audit and Finance Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the Pre-Approval Policy) requiring the committee’s pre-approval of all audit and permissible non-audit services provided by the independent accountants. The Pre-Approval Policy sets forth principles that must be considered by the Audit and Finance Committee in approving services to ensure that the independent accountant’s independence is not impaired; describes the audit, audit-related, tax and other permissible non-audit services that may be provided and the non-audit services that are prohibited; and sets forth the pre-approval requirements for all permitted services.

The Pre-Approval Policy provides for the general pre-approval of specific types of audit, audit-related, tax and other permissible non-audit services and annual approval of a budget for such services. As set forth in the Pre-Approval Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit and Finance Committee. In addition, any proposed services exceeding pre-approved budgeted amounts will also require specific pre-approval by the Audit and Finance Committee. The independent accountant is required to report quarterly to the Audit and Finance Committee regarding the extent of services provided in accordance with their pre-approval and the fees for the services performed to date. The Pre-Approval Policy also delegates to the Audit and Finance Committee’s Chair the authority to pre-approve specific engagements or changes to engagements when it is not practical to bring the matter before the Committee as a whole. The Audit and Finance Committee may not delegate its responsibilities to pre-approve services performed by the independent accountant to management or to others.

PROPOSAL 3

PROPOSAL 3 - RATIFICATION OF THE AUDIT AND FINANCE COMMITTEE’S SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee is directly responsible for the selection, compensation, retention, performance and evaluation of our independent registered public accounting firm. The Audit and Finance Committee evaluates the selection of the independent registered public accounting firm each year. In addition, the Audit and Finance Committee considers the independence of the independent registered public accounting firm each year.

PricewaterhouseCoopers LLP has been our independent registered public accounting firm for many years. After consideration of a number of factors, including length of time the firm has served in this role, the firm’s past performance, and an assessment of the firm’s qualifications and resources, the Audit and Finance Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to serve a one-year term beginning on the date of the Annual Meeting.

A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting to respond to questions and, if he or she desires, make a statement.

As a matter of good corporate governance, the Audit and Finance Committee has determined to submit its selection of the independent registered public accounting firm to our shareholders for ratification. In the event that the selection of PricewaterhouseCoopers LLP is not ratified, the Audit and Finance Committee will review its future selection of an independent registered public accounting firm. Even if the selection is ratified, the Audit and Finance Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast.

The Board of Directors recommends a vote FOR ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

By Order of the Board of Directors

Sharon E. Underberg
General Counsel, Secretary, and Senior Vice President
April 10, 2017

ANNUAL MEETING INFORMATION

DIRECTIONS TO 2017 ANNUAL MEETING

Location

The Benjamin
125 East 50th Street
New York, New York 10022

Directions

NYC Taxi etiquette: Taxis are available when only the middle light is illuminated. Simply hold out your arm to flag down a taxi, and they should promptly pull over. Taxi drivers should be tipped between 15 – 20% of the fare total. Town Car Service Contact The Benjamin concierge at 212-715-2539 to arrange car service. Most car services will accept credit cards if arranged in advance. Expect to pay cash for fare. Airports LaGuardia Airport (LGA), approximately 25-30 minutes by taxi or town car service. Yellow taxi provides metered fare (approximately $24-28) plus tolls & 20% tip. All taxis are required to accept credit cards.

John F. Kennedy (JFK), approximately 30 to 45 minutes by taxi or town car service.
By taxi - Yellow taxi rate is $45 plus tolls & 20% tip. All taxis are required to accept credit cards.
By train - AirTrain service is available for $5 from JFK to Jamaica Station with access to the Long Island Railroad (LIRR). Direct trains from LIRR to Penn Station are approximately $12 (20 minutes). Visit http://www.mta.info/lirr for schedules and fares. Yellow taxi service is available from Penn to The Benjamin. Inform your driver you are going to Midtown Manhattan, the corner of 50th Street and Lexington at The Benjamin hotel.

Newark Liberty International (EWR), approximately 50 to 60 minutes by car or town car service.
By taxi - A New Jersey taxi dispatcher will provide a slip of paper with a flat rate ranging from $30 to $38 (toll and tip extra), based on your destination. New York yellow cabs aren't permitted to pick up passengers at Newark. Taxi fare is approximately $70 - $75 total, including tolls and tip.
By train - AirTrain service is available from EWR to NJ Transit rail service for $5. NJ Transit service is available everyday between 5:01 a.m. - 1:50 a.m. (closed between 2 – 5 a.m.). Fare is $12.50 for a one-way ticket on the Northeast Corridor or North Jersey Coast Line service to New York Penn Station (approx. 25 minutes).
Visit http://www.njtransit.com/rg/rg_servlet.srv?hdnPageAction=AirportConnectionsTo for schedules and fares.

EXHIBIT A

RECONCILIATION OF NON-GAAP MEASURE

In this Proxy Statement, we provide information regarding Operational EBITDA, a non-GAAP financial measure. Our industry peers may provide similar supplemental non-GAAP information, although they may not use the same or comparable terminology and may not make identical adjustments. We believe that this non-GAAP measure represents an important internal measure of performance. We provide this measure to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing our underlying performance, financial condition, results of operations and cash flow.

All figures are in millions

The following table reconciles the most directly comparable GAAP measure of Net Income Attributable to Eastman Kodak Company to Operational EBITDA for the twelve months ended December 31, 2016:

YTD 2016
Net Income Attributable to Eastman Kodak Company (GAAP basis)	$15
Net income attributable to noncontrolling interests	1
Net Earnings	$16
All Other (1)	(3)
Corporate components of pension and OPEB income (2)	(161)
Depreciation and amortization	102
Restructuring costs and other (3)	16
Overhead supporting, but not directly absorbed by discontinued operations (4)	15
Stock-based compensation	8
Consulting and other costs (5)	5
Idle costs (6)	3
Manufacturing costs originally planned to be absorbed by silver metal mesh touch screen production (7)	3
Other operating expense, net	16
Interest expense	60
Loss on early extinguishment of debt	4
Other charges, net	4
Reorganization items, net	(6)
Provision for income taxes	32
Loss from discontinued operations, net of income taxes	30
Operational EBITDA	$144

(1)	RED utilities variable interest entity (interest and depreciation of RED are included in the respective lines in the table).
(2)	Composed of interest cost, expected return on plan assets, amortization of actuarial gains and losses, and curtailments and settlement components of pension and other postretirement benefit expenses.
(3)	Restructuring costs and other as reported in the Consolidated Statement of Operations plus $1 million of inventory write-downs included in cost of revenues for the twelve months ended December 31, 2016.
(4)	Primarily consists of costs for shared resources allocated to the PROSPER Enterprise Inkjet business discontinued operation in the prior-year periods which are now included in the results of continuing operations and an estimate of costs for shared resources which would have been allocated to the PROSPER Enterprise Inkjet business discontinued operation in the current-year period had the business remained in continuing operations.

(5)	Consulting and other costs are primarily related to professional services provided for corporate strategic initiatives in 2016 and 2015.
(6)	Consists of third party costs such as security, maintenance, and utilities required to maintain land and buildings in certain locations not used in any Kodak operations.
(7)	Consists of manufacturing costs originally planned to be absorbed by silver metal mesh touch screen production that are now excluded from the measure of segment profit and loss.

About Kodak

Kodak is a technology company focused on imaging.
We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, electronic displays, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives.

For additional information on Kodak, visit us at Kodak.com, follow us on Twitter @Kodak or like us on Facebook at https://www.facebook.com/kodak.

Eastman Kodak Company
343 State Street
Rochester, NY 14650
www.kodak.com

This printed document was produced using KODAK PRINERGY workflow solutions, KODAK MATCHPRINT inkjet proofing system, KODAK MAGNUS and TRENDSETTER platesetters, KODAK ELECTRA XD thermal plates and other Kodak print technologies.

This document was printed using 100% renewable wind energy and soy based inks.

© 2017 Eastman Kodak Company. KODAK, MATCHPRINT, PRINERGY, ELECTRA, TRENDSETTER and MAGNUS are trademarks.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

ADMISSION TICKET

Electronic Voting Instructions
You can vote by internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the internet or telephone must be received by 1:00 a.m., Eastern Time, on May 23, 2017.
Vote by Internet ● Log on to the Internet and go to www.envisionreports.com/KODK ● Follow the steps outlined on the secured website.

Vote by telephone

● Within the USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.
● Outside the USA, US territories & Canada, call collect 1-781-575-2300 on a touch tone telephone.
● Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Mark S. Burgess	☐	☐	☐	02 - Jeffrey J. Clarke	☐	☐	☐	03 - James V. Continenza	☐	☐	☐
04 - Matthew A. Doheny	☐	☐	☐	05 - Jeffrey D. Engelberg	☐	☐	☐	06 - George Karfunkel	☐	☐	☐
07 - Jason New	☐	☐	☐	08 - William G. Parrett	☐	☐	☐	09 - Craig A. Rogerson	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐	3.	Ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

                          02K78C

Eastman Kodak Company 2017 Annual Meeting
Tuesday, May 23, 2017 at 9:00 a.m., Eastern Time, The Benjamin, 125 East 50th Street, New York, New York 10022

ADMISSION – If you vote by internet or telephone, please follow the instructions you will be given for requesting admission to the Meeting. If you vote by mail, to request admission, please check the appropriate box on the proxy card, and return it in the enclosed envelope. Please remove the attached “Admission Ticket” at the perforation. You must bring it with you, as well as proof of identity in the form of a government issued ID, to attend the Meeting. When you arrive, please follow the directions to the Meeting and check in at the admissions area. At that point you will receive your shareholder identification badge to wear at all times at the Meeting. If you indicate that you are bringing a guest, he or she must register with you at the same time in order to enter the Meeting, and must also have proof of identity in the form of a government issued ID. Seating at the Meeting is not reserved. We will accommodate shareholders on a first-come, first-served basis.

SECURITY – For security reasons, packages and briefcases will not be allowed in the Meeting. Do not bring them with you to the Meeting.
PRE-MEETING – The doors will open at approximately 8:30 a.m. The Meeting will begin promptly at 9:00 a.m.
TIME LIMIT – In order to allow all shareholders a chance to be heard, there will be a three-minute time limit imposed on each speaker and a 10-minute limit per subject.

NOTICE OF THE 2017 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Tuesday, May 23, 2017 at 9:00 a.m., Eastern Time at The Benjamin, 125 East 50th Street, New York, NY 10022. We are asking our shareholders to vote on the following proposals at the Annual Meeting:

1.	Election of the nine directors named in the Proxy Statement for a term of one year or until their successors are duly elected and qualified.

2.	Advisory vote to approve the compensation of our named executive officers.

3.	Ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

4.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

If you held your shares at the close of business on March 29, 2017, you are entitled to vote at the Annual Meeting.

We follow the Securities and Exchange Commission “e-proxy” rules that allow public companies to furnish proxy materials to their shareholders over the internet. These rules allow us to provide you with the information you need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0235, (585) 724-4053, e-mail: shareholderservices@kodak.com.

The Annual Meeting will be accessible by the handicapped. If you require special assistance, please contact Shareholder Services.

By Order of the Board of Directors

Sharon E. Underberg
General Counsel, Secretary and Senior Vice President
Eastman Kodak Company
April 10, 2017
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Eastman Kodak Company

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareowner(s) whose signature(s) appear(s) on the reverse side of this Proxy hereby appoint(s) James V. Continenza and Sharon E. Underberg, or either of them, each with full power of substitution, as proxies, to vote all stock in Eastman Kodak Company that the shareowner(s) would be entitled to vote on all matters that may properly come before the 2017 Annual Meeting of Shareholders and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this Proxy, and the proxies are authorized to vote in their discretion upon other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

NOMINEES FOR DIRECTOR: Mark S. Burgess, Jeffrey J. Clarke, James V. Continenza, Matthew A. Doheny, Jeffrey D. Engelberg, George Karfunkel, Jason New, William G. Parrett, Craig A. Rogerson.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:
1. FOR the election of each of the nominees for director;
2. FOR the advisory vote to approve the compensation of our named executive officers; and
3. FOR the ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
C	Non-Voting Items
Meeting Attendance		Change of Address — Please print new address below.
I plan to attend the Annual Meeting.	I plan to bring a guest.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.